Exhibit 10.1

NOTE PURCHASE AGREEMENT

by and among

TOP IMAGE SYSTEMS LTD.,

as Borrower,

various Guarantors from time to time party hereto,

various Purchasers from time to time party hereto,

and

HCP-FVE, LLC,

as Collateral Agent

Dated as of January 18, 2019

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Accounting Terms	23
ARTICLE 2 PURCHASE AND SALE OF THE NOTES		24
2.1	Purchase and Sale of the Notes	24
2.2	Fees Payable.	25
2.3	Closing	25
ARTICLE 3 THE NOTES		25
3.1	Interest and Related Fees.	25
3.2	Redemption of Notes.	27
3.3	Manner of Payment	29
3.4	Acknowledgments.	29
3.5	Taxes	30
3.6	Tax Treatment	32
3.7	Purchase Price Allocation.	32
ARTICLE 4 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS		33
4.1	Conditions Precedent to Closing Date.	33
ARTICLE 5 CONDITIONS TO THE OBLIGATIONS OF THE BORROWER		37
5.1	Representations and Warranties	37
5.2	Compliance with this Agreement	38
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE BORROWER		38
6.1	Existence and Power	38
6.2	Authorization; No Contravention	38
6.3	Governmental Authorization; Third Party Consents	38
6.4	Binding Effect	39
6.5	No Legal Bar	39
6.6	Litigation	39
6.7	Compliance with Laws.	39
6.8	No Default or Breach	39
6.9	Title to Properties	40
6.10	Real Property	40
6.11	Taxes.	40
6.12	Financial Condition; SEC Filings	42

6.13	Absence of Certain Changes or Events	42
6.14	Environmental Matters.	43
6.15	Investment Company/Government Regulations	43
6.16	Subsidiaries	43
6.17	Capitalization	44
6.18	Private Offering	45
6.19	Broker’s, Finder’s or Similar Fees	45
6.20	Labor Relations	45
6.21	Employee Benefit Plans.	46
6.22	Patents, Trademarks, Etc	47
6.23	Potential Conflicts of Interest	49
6.24	Trade Relations	49
6.25	Indebtedness	49
6.26	Material Contracts	49
6.27	Insurance	50
6.28	Solvency	50
6.29	Licenses and Approvals	50
6.30	Change of Control and Similar Payments	50
6.31	OFAC; Anti-Terrorism; Patriot Act.	51
6.32	Disclosure.	51
6.33	Customers and Suppliers.	51
6.34	Passive Foreign Investment Company	52
6.35	Absence of Certain Practices.	52
6.36	Internal Controls.	52
6.37	Accounts and Notes Receivable; Accounts and Notes Payable.	53
6.38	Compliance with The Nasdaq Capital Market Continued Listing Requirements.	53
6.39	Broker’s, Finder’s or Similar Fees.	53
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		53
7.1	Authorization; No Contravention	53
7.2	Binding Effect	53
7.3	No Legal Bar	54

7.4	Governmental Authorization; Third Party Consent	54
7.5	Broker’s, Finder’s or Similar Fees	54
ARTICLE 8 AFFIRMATIVE COVENANTS		54
8.1	Delivery of Financial and Other Information	54
8.2	Use of Proceeds.	59
8.3	Notice of Default or Material Adverse Effect	59
8.4	Reserved.	59
8.5	Conduct of Business	60
8.6	Taxes and Claims	60
8.7	Insurance.	61
8.8	Compliance with Laws and Material Agreements	61
8.9	Maintenance of Properties	62
8.10	Audits and Inspection	62
8.11	Issue Taxes	63
8.12	Employee Benefit Plans	63
8.13	Environmental Covenants	63
8.14	Website Links	63
8.15	Further Assurances	64
8.16	Board Observation	64
8.17	Intellectual Property	64
8.18	Replacement of Notes	66
8.19	Landlord and Bailee Agreements.	66
8.20	Foreign Pension Plans and Benefit Plans.	66
8.21	Post-Closing Obligations.	66
ARTICLE 9 NEGATIVE COVENANTS		67
9.1	Distributions	67
9.2	Indebtedness	67
9.3	Mergers	68
9.4	Sales of Assets	68
9.5	Investments and Acquisitions	69
9.6	Liens	70
9.7	Restricted Debt Payments.	72
9.8	Capital Expenditures; Operating Leases.	72

9.9	Licenses	72
9.10	Affiliates	73
9.11	Permitted Hedging Arrangements	73
9.12	Sale and Leaseback Transactions and Other Off-Balance Sheet Liabilities	73
9.13	Contingent Obligations	73
9.14	Subsidiaries.	73
9.15	Real Property	74
9.16	Modifications of Charter Documents	74
9.17	Fiscal Year	74
9.18	Restrictive Agreements	74
9.19	Use of Purchasers’ Names	74
9.20	Financial Covenants	75
9.21	Management Fees; Board Fees	76
9.22	Deposit Accounts	76
9.23	Modifications of the Convertible Note Documents.	77
9.24	No Negative Pledges.	77
9.25	No Revenue Acceleration	77
9.26	Passive Foreign Investment Company.	77
9.27	Issuances of Equity	77
ARTICLE 10 EVENTS OF DEFAULT		78
10.1	Events of Default	78
10.2	Acceleration	81
10.3	Set-Off	81
10.4	Suits for Enforcement	82
10.5	License	82
ARTICLE 11 INDEMNIFICATION		82
11.1	Indemnification	82
11.2	Procedure; Notification	83
ARTICLE 12 MISCELLANEOUS		84
12.1	Survival of Representations and Warranties	84
12.2	Notices	84
12.3	Successors and Assigns	86

v

12.4	Amendment and Waiver.	87
12.5	Signatures; Counterparts	87
12.6	Headings	88
12.7	GOVERNING LAW	88
12.8	JURISDICTION, JURY TRIAL WAIVER, ETC.	88
12.9	Severability	89
12.10	Rules of Construction	89
12.11	Entire Agreement	89
12.12	Certain Expenses	89
12.13	Publicity	89
12.14	Further Assurances	90
12.15	No Strict Construction	90
12.16	Conflict Waiver	90
12.17	Confidential Information	91
ARTICLE 13 COLLATERAL AGENT		91
13.1	Appointment of Agent; No Effect on Borrower’s Obligations	91
13.2	Powers and Duties	92
13.3	Collateral Matters.	92
13.4	Actions with Respect to Defaults	93
13.5	Successor Collateral Agent	94

SCHEDULES:

Schedule 6.1            Jurisdictions of Organization and Qualification
Schedule 6.3            Consents and Approvals
Schedule 6.6            Litigation
Schedule 6.7            Investigations, Etc.
Schedule 6.9            Exceptions to Title, Etc.
Schedule 6.10          Real Property Owned and Leased
Schedule 6.11          Taxes
Schedule 6.12          Financial Condition and Liabilities; SEC Documents
Schedule 6.16          Subsidiaries
Schedule 6.17          Capitalization, Etc.
Schedule 6.19          Broker Fees, Etc.
Schedule 6.20          Employment Agreements, Employment Matters
Schedule 6.21          ERISA Plans
Schedule 6.22          Intellectual Property

Schedule 6.23          Conflicts of Interest
Schedule 6.25          Existing Indebtedness & Liens
Schedule 6.26          Material Contracts
Schedule 6.27          Insurance
Schedule 6.33          Customers & Suppliers
Schedule 6.35          Absence of Certain Practices
Schedule 6.36          Internal Controls
Schedule 6.37(a)     Accounts and Notes Receivable
Schedule 6.37(b)     Accounts and Notes Payable
Schedule 8.1(q)       Collateral Reporting
Schedule 8.8            Minimum Insurance
Schedule 9.2            Existing Indebtedness
Schedule 9.5            Investments
Schedule 9.24          Negative Pledges

EXHIBITS:

Exhibit A          Form of Note
Exhibit B          Form of Certificate Regarding Non-Bank Status
Exhibit C          Form of Compliance Certificate

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT, dated as of January 18, 2019 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), by and among TOP IMAGE SYSTEMS LTD., a company limited by shares incorporated under the laws of the State of Israel (the “Borrower”), the Guarantors from time to time party hereto, the Purchasers from time to time party hereto, and HCP-FVE, LLC, a Delaware limited liability company (“Hale Capital”), as collateral agent for itself and the Purchasers party hereto (in such capacity and together with its successors and assigns, the “Collateral Agent”).

STATEMENT OF PURPOSE:

WHEREAS, the Borrower wishes to sell to the Purchasers, and the Purchasers wish to purchase on the terms and conditions set forth herein, senior secured term loan promissory notes issued by the Borrower in an aggregate original principal amount of $2,350,000, each substantially in the form of Exhibit A hereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, each a “Note” and collectively the “Notes”); and

WHEREAS, to induce the Purchasers and Collateral Agent to enter into this Agreement, the Borrower will, concurrently with the effectiveness of this Agreement, amend and restate its Convertible Note, dated December 5, 2016, issued in favor of HCP-FVE, LLC, as lender, in the original principal amount of $5,000,000 (the “Convertible Note”), to, among other things, secure the obligations thereunder by granting a lien on the Collateral as set forth in the Guaranty and Collateral Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Article 1
DEFINITIONS

1.1          Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Account” or “Accounts” has the meaning given to that term in the UCC.

“Account Debtor” has the meaning given to that term in the UCC.

“Acquisition” means any transaction or series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any Subsidiary, directly or indirectly, (a) acquires any going concern business or all (or substantially all) of the assets of any firm, corporation, limited liability company or other entity, or division thereof, whether through the purchase of assets, merger or otherwise or (b) acquires at least a majority (in number of votes) of the securities of an entity which has ordinary voting power for the election of directors or managers or a majority (by percentage or voting power) of the outstanding Capital Stock of any other Person.

“Additional Notes” has the meaning given to that term in Section 2.1(a)(i).

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise; provided that in no event shall any Purchaser, the Collateral Agent or any of their respective Affiliates, on the one hand, and the Borrower or any of its Subsidiaries, on the other hand, be deemed to be “Affiliates” of one another.

“Agreement” has the meaning given to that term in the introductory paragraph.

“Anti-Terrorism Laws” has the meaning given to that term in Section 6.31(b).

“Anti-Terrorism Order” has the meaning given to that term in Section 6.31(b).

“Applicable Insolvency Laws” means all applicable laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 544, 547, 548 and 550 and other “avoidance” provisions of Title 11 of the Bankruptcy Code, as amended or supplemented).

“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Authority, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Rate” means the Prime Rate plus six percent (6.00%) per annum.

“Approved Fund” means (i) any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit and that is advised, administered, or managed by a Purchaser, an Affiliate of a Purchaser (or an entity or an Affiliate of an entity that administers, advises or manages a Purchaser); (ii) with respect to any Purchaser that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Purchaser or by an Affiliate of such investment advisor; and (iii) any third party which provides “warehouse financing” to a Person described in the preceding clause (i) or (ii) (and any Person described in said clause (i) or (ii) shall also be deemed an Approved Fund with respect to such third party providing such warehouse financing).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Board” has the meaning set forth in Section 8.17.

“Borrower” has the meaning given to that term in the introductory paragraph.

“Borrower Materials” has the meaning given to that term in Section 8.1.

“Business Combination” has the meaning set forth in the definition of “Change of Control” below.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law or executive order to close.

“Capital Expenditure” means any expenditure (whether paid in cash or accrued as a liability) for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a balance sheet prepared in accordance with GAAP (as in effect on the date hereof), including the cost of assets acquired pursuant to Capital Leases and payments in respect of Capital Leases but excluding (a) expenditures of insurance proceeds to rebuild or replace any capital or fixed asset after a casualty loss, (b) leasehold improvement expenditures for which the Person is reimbursed promptly by the lessor, and (c) expenditures made in connection with any Investment permitted pursuant to Section 9.5.  For the avoidance of doubt, Capital Expenditures shall not include payments in respect of operating leases.

“Capital Lease” of a Person means any lease of Property by such Person as lessee which would be classified as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means all obligations (including sales tax obligations) of such Person under Capital Leases.

“Capital Stock” means (a) any capital stock, partnership, membership, limited liability company, joint venture or other ownership or equity interest or other equivalent, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, whether certificated or uncertificated, and however designated), and (b) any option, warrant, security, appreciation right, profits interests or other right (including Indebtedness securities or other evidence of Indebtedness) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any capital stock, partnership, membership, limited liability company, joint venture or other ownership or equity interest, participation or security described in clause (a) above.

“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the United States, (b) commercial paper rated A-1 or better by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (or any successor thereto) or P-1 or better by Moody’s Investors Service, Inc. (or any successor thereto) with a duration of not more than nine (9) months, (c) demand deposit accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by, and time deposits with, commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Casualty Event” means, with respect to any property, any of the following:  (a) any casualty, loss, destruction, damage or taking of such property (or any part thereof), (b) any condemnation, loss of title, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such property (or any part thereof), or confiscation of such property (or any part thereof) or the requisition of the use of such property, or (c) any event that results in the receipt of business interruption insurance.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Certificate Regarding Non-Bank Status” means a certificate in the form attached hereto as Exhibit B.

“Certifications” has the meaning set forth in Section 6.12(b).

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFC Holdco” means a Domestic Subsidiary (a) all or substantially all of the assets of which consist of equity interests of one or more CFCs and (b) that conducts no material business.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means the occurrence of any of the following:

(a)          The acquisition by any Person or any group of Persons (other than by Hale Capital and its Affiliates) of record or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of (i) the Capital Stock of the Borrower (as determined on a fully-diluted basis) or (ii) the combined voting power of the then-outstanding voting securities of the Borrower (the “Outstanding Company Voting Securities”);

(b)          Consummation by the Borrower or any of its Subsidiaries of a merger, consolidation, combination, reorganization, or sale of Capital Stock, whether in one or a series of related transactions (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 67% of the then outstanding shares of voting Capital Stock of the purchasing or surviving entity in such Business Combination, in substantially the same proportions as its ownership immediately prior to such Business Combination, of the Outstanding Company Voting Securities and (ii) at least a majority of the members of the board of directors (or equivalent governing body) of the purchasing or surviving entity in such Business Combination were members of the Borrower’s or such Subsidiary’s board of directors (or equivalent governing body) at the time of the execution of the initial agreement, or of the action of the Borrower’s or such Subsidiary’s board of directors (or equivalent governing body), providing for such Business Combination;

(c)          A sale, assignment, lease, conveyance, exchange, transfer, sale-leaseback or other Disposition of more than 50% of the assets of the Borrower or any Guarantor, whether in one or a series of related transactions (excluding normal inventory sales and financing arrangements associated with inventory or receivables), other than as a result of a Disposition permitted by Section 9.4, the proceeds of which are applied in accordance with Section 3.2(c)(ii);

(d)          The Borrower ceases to own and control, directly or indirectly, free and clear of all Liens (other than in favor of the Purchasers or the Convertible Note Lenders) 100% of the Capital Stock of each Guarantor (other than directors’ qualifying shares, as may be required by law, and other than as a result of a Disposition permitted by Section 9.4, the proceeds of which are applied in accordance with Section 3.2(c)(ii));

(e)          Approval by the board of directors (or equivalent governing body) of the Borrower or any Guarantor of:

(i)          a liquidation or dissolution of the Borrower or any Guarantor;

(ii)          an exchange of the Capital Stock of the Borrower for the Capital Stock of any other Person or Persons;

(iii)          the sale or Disposition of all or substantially all of the assets of the Borrower or any Guarantor; or

(iv)          the merger of consolidation of the Borrower with or into another Person unless permitted by Section 9.3;

(f)          During any period of twelve (12) consecutive months, a majority of the members of the Board of the Borrower cease to be composed of individuals (i) who were members of such Board on the first (1st) day of such period, (ii) whose election or nomination to such Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of such Board or (iii) whose election or nomination to such Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of such Board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of such Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person or group other than a solicitation for the election of one or more directors by or on behalf of such Board); provided, that, solely for purposes of this clause (f), if such change in Board composition was approved, in writing, by Hale Capital, such change in Board composition shall not, in and of itself, constitute a “Change of Control” (although any “Change of Control” event related to any such change in Board composition, such as a Business Combination, shall continue to constitute a “Change of Control” regardless of whether Hale Capital has approved such “Change of Control” event); or

(g)          The occurrence of a “change of control” (or any comparable term) as defined in the Convertible Note Documents.

 “Charter Documents” means the articles or certificate of incorporation or formation (as applicable), the bylaws or operating or limited liability company agreement (as applicable), and other similar organizational and governing documents of any Person, as amended, restated, supplemented or otherwise modified from time to time.

“Closing” has the meaning given to that term in Section 2.3.

“Closing Date” has the meaning given to that term in Section 2.3.

“Closing Date Notes” has the meaning given to that term in Section 2.1(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means “Collateral” as defined in the Guaranty and Collateral Agreement and any other collateral securing the Obligations pursuant to the Collateral Documents.

“Collateral Access Agreement” has the meaning assigned thereto in the Guaranty and Collateral Agreement.

“Collateral Agent” has the meaning given to it in the introductory paragraph of this Agreement.

“Collateral Documents” means the Guaranty and Collateral Agreement, the Collateral Access Agreements, the Deposit Account Control Agreements, and each other agreement or writing pursuant to which the Borrower or any Subsidiary purports to pledge or grant a security interest in any property or assets securing the Obligations or any of such Borrower or Subsidiary purports to guarantee the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Compliance Certificate” means a Compliance Certificate in the form to be agreed to by the Borrower and the Collateral Agent prior to the Purchasers’ purchase of Additional Notes.

“Concentration Limit” means fifteen percent (15%) of total accounts of the Borrower deemed Eligible Accounts other than with respect to clause (q) of the definition of “Eligible Accounts”.

“Contingent Obligation” of a Person means any contingent obligation calculated in conformity with GAAP, and in any event shall include any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Contractual Obligations” means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.

“Convertible Note Agreement” means (i) the Convertible Note Securities Purchase Agreement and (ii) the Amended and Restated Secured Convertible Note, dated as of the date hereof, by and between the Borrower and HCP-FVE, LLC, as the same may be amended, restated or otherwise modified from time to time as permitted pursuant to Section 9.23.

“Convertible Note Debt” means the Indebtedness of the Borrower under and pursuant to the Convertible Note Documents.

“Convertible Note Documents” means the “Transaction Documents” under and as defined in the Convertible Note Securities Purchase Agreement  (including the Convertible Note Agreement).

 “Convertible Note Lender” means HCP-FVE, LLC, as lender under the Convertible Note Agreement, and its successors and assigns.

“Convertible Note Obligations” means the Indebtedness evidenced by the Convertible Note Agreement and the other Convertible Note Documents, including all principal, interest, fees and expenses due and owing thereunder.

“Convertible Note Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of December 5, 2016 and as amended on the date hereof, by and between the Borrower and HCP-FVE, LLC, as may be amended, amended and restated or otherwise modified from time to time in accordance with the terms thereof.

“Covenant Model” has the meaning given to that term in Section 9.20(c).

“Coverage Ratio” means the ratio of (a) Qualified Assets to (b) funded Indebtedness.

“Coverage Ratio Report” means that certain report, in a form acceptable to the Collateral Agent (and including any requisite supporting documentation evidencing compliance with the applicable Coverage Ratio), of the Coverage Ratio.

“Cross Aging Percentage” shall mean twenty-five percent (25.00%) of the aggregate balance of all accounts owing by a particular Account Debtor.

“CWA” has the meaning set forth in the definition of “Environmental Laws.”

“Declining Purchaser” has the meaning given to that term in Section 3.2(c)(v).

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning given to that term in Section 3.1(b).

“Deferred Revenue” means any amounts billed and deferred under GAAP in connection with any of the following: (1) undelivered elements of an arrangement (such as software upgrades or enhancements to an existing product); (2) any future obligation of the Borrower is unfulfilled; and (3) products that are shipped but not yet accepted by the customer only for arrangements that contain explicit customer acceptance provisions.

“Deposit Account Control Agreement” means each Deposit Account Control Agreement among any Loan Party, the Collateral Agent and the applicable depository bank, as amended, restated, modified, or supplemented from time to time.

“Disposition” has the meaning given to that term in Section 9.4.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or other equity interests into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock which are not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable or subject to mandatory repurchase, in either case, at the option of the holder thereof (other than solely for equity interests which are not otherwise Disqualified Capital Stock), in whole or in part, (c) provides for scheduled payments, dividends or distributions in cash or (d) is or becomes convertible into or exchangeable or exercisable for indebtedness or any other equity interests that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety one (91) days after the Maturity Date.

“Distributions” by a Person means (a) the declaration or payment of dividends or other distributions (whether in cash, securities or other property or assets) on any now or hereafter outstanding Capital Stock of such Person; (b) any payment (whether in cash, securities or other property or assets) on account of the redemption, repurchase, defeasance, sinking fund or other retirement or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock made either directly or indirectly; (c) any loans or advances (other than salaries or advances to, or reimbursement of, directors or employees for travel, entertainment, relocation or other business expenses in the ordinary course of business), to any stockholder(s), partner(s) or member(s) of such Person; (d) any payment or prepayment of principal or premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to any Indebtedness that is subordinated to the Obligations; and (e) setting aside funds for any of the foregoing.

“Draw Request” has the meaning given to that term in Section 4.2(b).

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“EBITDA” means, for any period in question, the sum of (a) Net Income for such period plus (b) to the extent deducted in determining such Net Income, the sum, without duplication, of (i) Interest Expense during such period, (ii) all foreign, federal, state, and/or local income taxes payable by the Borrower and its Subsidiaries during such period, (iii) depreciation expenses of the Borrower and its Subsidiaries during such period, (iv) non-cash compensation expense of the Borrower and its Subsidiaries during such period and (v) amortization expenses of the Borrower and its Subsidiaries during such period, all calculated in accordance with GAAP.

“Eligible Accounts” means all accounts of the Borrower which are deemed by the Collateral Agent (in the good faith exercise of its reasonable business judgment from the perspective of a secured, asset-based lender) to be eligible for inclusion in the calculation of Qualified Assets.  In no event shall Eligible Accounts include the following:

(a) accounts which remain unpaid more than ninety (90) days past their original invoice dates regardless of invoice payment period terms;

(b) accounts which are not paid within ninety (90) days after their original due dates;

(c) accounts owing by a single Account Debtor if more than the Cross Aging Percentage  of such accounts is ineligible pursuant to clauses (a) or (b) above;

(d) accounts with respect to which the Account Debtor is an Affiliate of Borrower;

(e) accounts with respect to which the obligation of payment by the Account Debtor is or may be conditional for any reason whatsoever including, without limitation, accounts arising with respect to goods that were (i) not sold on an absolute basis, (ii) sold on a bill and hold sale basis, (iii) sold on a consignment sale basis, (iv) sold on a guaranteed sale basis, (v) sold on a sale or return basis, or (vi) sold on the basis of any other similar understanding;

(f) accounts with respect to which the Account Debtor is the United States of America or any other federal governmental body unless such accounts are duly assigned to the Collateral Agent in compliance with all applicable governmental requirements (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable);

(g) accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise – sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h)  accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(i)  accounts owing from an Account Debtor whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts (or any Affiliate thereof), for the amounts that exceed that percentage, unless Collateral Agent approves in writing;

(j)  accounts for which Collateral Agent in its good faith business judgement determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices;

(k)   accounts with respect to which Borrower is or may be liable to the Account Debtor in any way (but only up to the amount of such liability), or which is subject to any right of setoff or recoupment (but only up to the amount of such setoff or recoupment), or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor (but only up to the disputed or claimed amount);

(l) owed by an Account Debtor, to the extent the amount owing thereon, exceeds the credit limit extended to such Account Debtor by the Borrower;

(m) which is evidenced by a promissory note or other instrument or by chattel paper;

(n) which arises out of a sale not made in the ordinary course of Borrower’s business;

(o) with respect to which any of the following events has occurred as to the Account Debtor on such Account: death or judicial declaration of incompetency, if the Account Debtor is an individual, the filing of any petition for relief under the bankruptcy code or similar proceeding, a general assignment for the benefit of creditors, the appointment of a receiver or trustee, application or petition for dissolution, the sale or transfer of all or substantially all of the assets or the cessation of the business as a going concern;

(p) accounts with respect to which the goods giving rise thereto have not been shipped to the applicable Account Debtor or accounts with respect to which the services performed giving rise thereto have not been completed;

(q) accounts which are not invoiced within five (5) Business Days after the shipment and delivery to and acceptance by said Account Debtor of the goods giving rise thereto or the performance of the services giving rise thereto by the applicable Account Debtor;

(r) accounts that are not invoiced within the period specified in the contract giving rise thereto or, with respect to such contract, pursuant to a documented change request of the applicable Account Debtor;

(s) accounts which are not subject to a first priority perfected security interest in favor of the Collateral Agent;

(t) that portion of an account balance owed by a single Account Debtor which exceeds the Concentration Limit;

(u) accounts with respect to which the Account Debtor is located in any state that requires Borrower to qualify to do business in such state or to file a business activities report or similar report in order to permit Borrower to seek judicial enforcement in such state of payment of such account, unless Borrower is qualified to do business in such state or is in compliance with any such filing requirements;

(v) accounts which represent a progress billing;

(w) accounts with respect to which there exists any Lien in favor of any Person other than the Collateral Agent, unless such Lien has been fully and unconditionally subordinated to Collateral Agent’s Lien pursuant to a written agreement in form and substance acceptable to the Collateral Agent;

(x) accounts representing funds paid by vendors of the Borrower in connection with promotion of such vendors’ brands;

(y) the portion of any accounts which constitutes Deferred Revenue; and

(z) accounts that the Collateral Agent (in the good faith exercise of its reasonable business judgment from the perspective of a secured, asset-based lender) has determined to be ineligible.

“Encouragement Law” means the Israeli Law for Encouragement of Capital Investment, 1959.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, Licenses, concessions, grants, franchises, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water, air or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq. (“CWA”), the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq. (“RCRA”), and CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means a corporation that is or was a member of a controlled group of corporations with the Borrower within the meaning of Section 4001(a) or (b) of ERISA or Section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) that is under common control with the Borrower within the meaning of Section 414(m) of the Code, or a trade or business which together with the Borrower is treated as a single employer under Section 414(o) of the Code.

“Event of Default” has the meaning given to that term in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Excluded Account” has the meaning assigned thereto in the Guaranty and Collateral Agreement.

“Excluded Taxes” means, with respect to any Purchaser, or any other recipient of any payment to be made by or on account of any Obligations, (a) Taxes imposed on or measured by its Net Income (however denominated), and franchise Taxes imposed on it (in lieu of Net Income taxes), (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the applicable Purchaser is located, (c) in the case of a Foreign Purchaser, any withholding Tax that is imposed on amounts payable to such Foreign Purchaser pursuant to a law in effect at the time such Foreign Purchaser becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Purchaser (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 3.5(a), (d) Taxes resulting from the failure (other than as a result of a Change in Law) to comply with Section 3.5(e), or (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing SVB Indebtedness” has the meaning given to that term in Section 4.1(u).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements with respect thereto and any fiscal or regulatory legislation, rules, practices, or laws adopted pursuant to such intergovernmental agreements.

“Fee Letter” means that certain Fee Letter, dated as of January 18, 2019, between the Collateral Agent and the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Financial Statements” has the meaning given to that term in Section 6.12(a).

“Fiscal Quarter” means a fiscal quarter of the Borrower and its Subsidiaries, ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries, ending on December 31 of each year.

“Foreign Benefit Plan” means each material plan, fund, program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which one or more of the Loan Parties or their Subsidiaries have any liability with respect to any employee or former employee, but excluding any Foreign Pension Plan.

“Foreign Pension Plan” means a pension plan required to be registered under the law of a jurisdiction other than the United States (or a state or local government thereof), that is maintained or contributed to by one or more of the Loan Parties or their Subsidiaries for their employees or former employees.

“Foreign Purchaser” means any Purchaser that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof, and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in effect within the United States from time to time, consistently applied.  If there are any changes to GAAP during the term of this Agreement, the parties shall continue to determine compliance with the financial covenants, and make all other financial determinations hereunder, without giving effect to any such changes until such time that the parties hereto can agree to amend the financial covenants and other provisions requiring financial determinations hereunder to take into account the effect of such changes to GAAP in a mutually acceptable manner.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, including, without limitation, any federal, state or local public utility commission, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“GT” has the meaning given to that term in Section 12.16.

“Guarantor” or “Guarantors” means each Person that guarantees all or any portion of the Obligations.  Each of the Subsidiaries of the Borrower on the Closing Date and each other Subsidiary of the Borrower required to guarantee all or any portion of the Obligations after the Closing Date (in each case, other than, solely to the extent such guarantee results in material adverse tax consequences to the Borrower and its Subsidiaries, CFCs or CFC Holdcos) shall be a Guarantor.

“Guaranty and Collateral Agreement” means that certain Guaranty and Collateral Agreement, dated as of the Closing Date, made by the Loan Parties in favor of the Collateral Agent, as amended, restated, modified, or supplemented from time to time, which shall provide for a Lien on the Collateral to secure repayment of the Obligations and the Convertible Note Obligations.

“Hale Capital” has the meaning given to that term in the introductory paragraph.

“Hazardous Materials” means (a) any “hazardous substance”, as defined by CERCLA, (b) any “hazardous waste”, as defined by RCRA, (c) any petroleum product, (d) any “pollutant,” as defined by the CWA, or (c) contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means any rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement.

“Indebtedness” means, with respect to any Person, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and not outstanding more than 90 days past the date of invoice), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by bonds, debentures, notes, acceptances, or other similar instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capital Lease Obligations and obligations created or arising under any conditional sale or other title retention agreement, (g) Contingent Obligations, (h) net obligations under or relating to Hedging Agreements, (i) Off-Balance Sheet Liabilities, (j) attributable indebtedness related to Sale and Leaseback Transactions, (k) the aggregate undrawn face amount of all letters of credit issued for the account and/or upon the application of such Person together with all unreimbursed drawings with respect thereto, (l) any obligation to repurchase or redeem Disqualified Capital Stock of such Person other than at the sole option of such Person, (m) “earnouts” and similar payment obligations of such Person to the extent such obligations become fixed or are considered liabilities under GAAP, (n) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (m), and (o) any other obligation for borrowed money or other financial accommodation which, in accordance with GAAP, would be shown as a liability on the balance sheet of such Person. The amount of Indebtedness under any Hedging Agreement on any date shall be deemed to be the swap termination value thereof as of such date.

“Indemnified Party” has the meaning given to that term in Section 11.1.

“Indemnified Taxes” means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Note Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” means all intellectual and similar property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases.

“Intellectual Property License” has the meaning assigned thereto in the Guaranty and Collateral Agreement.

“Intellectual Property Security Agreement” means a collateral assignment or security agreement pursuant to which the Borrower or any of its Subsidiaries assigns or grants a security interest in its interests in Intellectual Property to the Collateral Agent, as security for the Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Expense” means, for any period, the net interest expense of the Borrower and its Subsidiaries for the period in question, determined on a consolidated basis and in accordance with GAAP (including, without limitation, all commissions, discounts and/or related amortization and other fees and charges owed by the Borrower and its Subsidiaries with respect to letters of credit or bankers’ acceptances, the net costs associated with any Hedging Agreement of the Borrower and its Subsidiaries, capitalized interest expense, the interest portion of Capital Lease Obligations and the interest portion of any deferred payment obligation).

“Inventory” means all of the “inventory” (as that term is defined in the UCC) of the Borrower and its Subsidiaries, whether now existing or hereafter acquired or created.

“Investment” means any direct or indirect purchase, acquisition or other investment (including, without limitation, any loan or advance or capital contribution) in or to any Person, whether payment therefor is made in cash or Capital Stock or otherwise, and whether such investment is by acquisition of Capital Stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for decreases in value, or write downs or write offs with respect to such Investment.

“IP Rights” has the meaning given to that term in Section 6.22(a).

“IRS” means the United States Internal Revenue Service.

“Israeli Tax Ordinance” means Israeli Income Tax Ordinance [New Version], 1961, and all rules and regulations promulgated thereunder, all as amended.

“Knowledge of the Borrower” or “Knowledge of a Loan Party”, or any similar phrases, means the actual knowledge of any director or executive officer of the Borrower or such Loan Party, as applicable, or knowledge that such person would have reasonably obtained in the performance of such person’s duties as a director or executive officer of the Borrower or such Loan Party, as applicable.

“Liabilities” has the meaning given to that term in Section 11.1.

“Licenses” means all licenses, permits, authorizations, determinations, and registrations issued by any Governmental Authority to the Borrower or any Subsidiary in connection with the conduct of its business.

“Lien” means any lien (statutory or otherwise), security interest, mortgage, pledge, hypothecation, deed of trust, assignment, deposit arrangement, encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capital Lease, or other title retention agreement (and any lease in the nature thereof)) and any agreement to give any of the foregoing.

“Loan Party” means the Borrower and each Guarantor.

“Material Acquisition Change” means (y) the failure of the Merger Agreement to have been executed by the Borrower and the other parties thereto by January 25, 2019 or (z) the termination of the Merger Agreement.

“Material Adverse Effect” means individually or in the aggregate (a) a material adverse condition, event, occurrence or development related to, or material adverse change or effect on, the assets, business, properties, liabilities, results of operations, cash flows, condition (financial or otherwise), or prospects of the Borrower and its Subsidiaries (taken as a whole), (b) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any of its Subsidiaries of any Note Document, (ii) the Collateral or the validity, perfection or priority of the Collateral Agent’s Liens on the Collateral or (iii) the rights, remedies and benefits (taken as a whole) available to, or conferred upon, the Collateral Agent or any Purchaser under any Note Document, or (c) a material adverse effect on the ability of the Borrower or any of its Subsidiaries to perform its obligations under any Note Document.

“Material Contract” means (A) the Convertible Note Documents, or (B) any contract, agreement, instrument, permit, lease or License of the Borrower or its Subsidiaries (other than this Agreement and the Note Documents) (i) that is material to the Borrower’s and its Subsidiaries’ business taken as a whole including without limitation, any written or oral agreement or understanding listed on Schedule 6.26, (ii) as to which the failure to comply with, or loss of such contract could reasonably be expected to decrease EBITDA for the most recently ended twelve (12) month period as of the date of determination by more than ten percent (10%), (iii) not made in the ordinary course of business, or involving a commitment to pay an amount, by any Loan Party or any of its Subsidiaries in excess of $250,000 in any twelve-month period following the Closing Date (whether or not in the ordinary course of business) or where any Loan Party or any of its Subsidiaries actually paid in excess of $250,000 during the twelve month period preceding the Closing Date; (iv) for a partnership or a joint venture or for the acquisition, sale or lease of any assets or Capital Stock of any Loan Party, its Subsidiaries or any other Person or involving a sharing of profits; (v) that is a mortgage, pledge, hypothec, conditional sales contract, security agreement, factoring agreement or other similar Contractual Obligations with respect to any tangible and/or intangible personal property of any Loan Party or its Subsidiaries (other than in connection with trade payables incurred in the ordinary course of business); (vi) that is a loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of Contractual Obligations (other than this Agreement and the Note Documents or in connection with trade payables incurred in the ordinary course of business); (vii) with any Governmental Authority other than in the ordinary course of business; (viii) which contain any provision that may terminate such contract or require payments to be made by any Loan Party or any of its Subsidiaries upon or following a “change of control”, if such terminations or payments under such Contractual Obligations could individually or in the aggregate have a Material Adverse Effect; (ix) with respect to Hazardous Materials Activity; or (x) that is a material binding commitment or agreement to enter into any of the foregoing types of agreements.

“Material Subsidiary” means (i) TIS Americas, Inc., T.I.S. America, Inc., Asiasoft Shanghai Co Ltd, Top Image Systems Japan Ltd., Top Image Systems (Singapore) Pte. Ltd., Top Image Systems (Asia Pacific) Pte. Ltd., Top Image Systems Deutschland GmbH, Top Image Systems (2007) UK Ltd and Top Image Systems UK Limited, (ii) any Subsidiary that owns or holds rights in or with respect to Intellectual Property that is material to the Borrower or any of its Subsidiaries, as determined by the Collateral Agent in its sole discretion and (iii) any Subsidiary (now or hereafter created or acquired) whose revenues or assets consist of more than five percent (5%) of the revenues or assets of the Borrower and its Subsidiaries, taken as a whole; provided, that in no event shall the Subsidiaries not constituting Material Subsidiaries exceed more than ten percent (10%), in the aggregate, of the revenues or assets of the Borrower and its Subsidiaries, taken as a whole.  Notwithstanding the foregoing, in no event shall Top Image Systems Pty Ltd. be a Material Subsidiary or Guarantor; provided, that, the Capital Stock of Top Image Systems Pty Ltd. owned by Borrower or any of its Subsidiaries shall be pledged to the Collateral Agent pursuant to the Guaranty and Collateral Agreement.

“Maturity Date” has the meaning given to that term in Section 3.2(a).

“Maximum Rate” has the meaning given to that term in Section 3.1(d).

“Merger Agreement” means a definitive merger agreement by and among the Borrower, Kofax, Inc. and a direct or indirect Subsidiary of Kofax, Inc. pursuant to which Kofax, Inc. or a direct or indirect subsidiary of Kofax, Inc., will acquire all of the outstanding Capital Stock of the Borrower.

 “MNPI” has the meaning given to that term in Section 8.1.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

 “Net Cash Proceeds” means, with respect to:

(a)          any voluntary or involuntary sale or Disposition (other than a casualty loss or a sale or Disposition permitted under Section 9.4), the cash proceeds received (directly or indirectly) from time to time in respect thereof (after deducting therefrom any reasonable out-of-pocket expenses actually paid in connection with such Disposition), including any cash received in respect of any non-cash proceeds (including, without limitation, the monetization of notes receivables), but only as and when received;

(b)          any Casualty Event, the amount of any insurance proceeds or condemnation awards received, in each case net of all reasonable fees and out-of-pocket expenses (including appraisals, and brokerage, legal, advisory, banking, title and recording tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates) in connection with such Casualty Event; or

(c)          the issuance of any Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) in connection with such issuance, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by the applicable Loan Party in connection with such issuance and (ii) Taxes paid or payable to any taxing authorities by such Loan Party in connection with such issuance, in each case to the extent, but only to the extent, that the amounts so deducted are actually paid to a Person that is not an Affiliate of such Loan Party, and are properly attributable to such transaction.

“Net Income” means the net income (or loss) of the Borrower and its Subsidiaries for the period in question, determined on a consolidated basis and in accordance with GAAP.

“Net Working Capital” means, in relation to any accounting period, current assets less current liabilities in accordance with GAAP but comprised, however, solely of the following line items: current assets include Eligible Accounts, Cash and Cash Equivalent Instruments, deposits, prepaids and life insurance cash value, and current liabilities include accounts payable, current  credit card charges not yet billed, accrued compensation not yet paid and accrued paid time off not yet paid.  Current liabilities also include: salaries, wages, bonuses, tax withholding, benefit plan contributions, vacation pay, sick pay and leave obligations.

 “Note Documents” means this Agreement, the Notes, the Collateral Documents, the Fee Letter and each other agreement, document, form or certificate delivered pursuant to this Agreement or any other Note Document, in each case, as amended, restated, modified or supplemented from time to time.

“Note” or “Notes” has the meaning set forth in the Statement of Purpose and shall include any Note issued under this Agreement, including, without limitation, any Note issued pursuant to Section 2.1.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Notes, and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by Borrower and each of its Subsidiaries to the Purchasers or the Collateral Agent under any Note Document of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Observer” has the meaning given to that term in Section 8.17.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction which is not a Capital Lease, (c) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“Other Connection Taxes” means any Taxes imposed as a result of a former or present connection between the recipient of a payment hereunder and the jurisdiction imposing such Taxes (other than a connection arising from executing, delivering, becoming a party to, the performance of an obligation under, receiving payments under, perfecting a security interest under, or engaging in any other transaction pursuant to, or enforcing, this Agreement or selling or assigning any interest in the Notes).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Note Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment in accordance with the terms hereof.

“Outstanding Company Voting Securities” has the meaning set forth in the definition of “Change of Control”.

“Participant Register” has the meaning given to that term in Section 12.3(c).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” has the meaning given to that term in Section 6.21(b).

“Permitted Liens” has the meaning given to that term in Section 9.6.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plans” has the meaning given to that term in Section 6.21(a).

“Positive Cash Flow” means, for any quarterly period, Total Adjusted Operating Cash Flow greater than zero, but excluding any cash payments for severance and related taxes for employment actions taken prior to the Closing Date.

“Prepayment Date” has the meaning given to that term in Section 3.2(b).

“Prime Rate” means, for any day, the rate of interest in effect for such day equal to the prime rate in the United States as reported from time to time in The Wall Street Journal (or other authoritative source selected by the Collateral Agent in its sole discretion), or, if not so published, as Prime Rate is otherwise determined by the Collateral Agent in its sole and absolute discretion.  The Collateral Agent’s determination of the Prime Rate shall be conclusive, absent manifest error.  Any change in such rate of interest shall take effect at the opening of business on the day of such change.  In the event The Wall Street Journal (or such other authoritative source) publishes a range of “prime rates”, the Prime Rate shall be the highest of the “prime rates”.

“Product” means any product or service offering of the Borrower or any Subsidiary created by or for, or marketed, sold, licensed, distributed or provided by or for the Borrower or any Subsidiary.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased, or operated by such Person.

“Public Purchaser” has the meaning given to that term in Section 8.1.

“Purchase Price” has the meaning given to that term in Section 2.1.

“Purchaser” and “Purchasers” means HCP-FVE, LLC and its successors and assigns hereunder or under the Notes.

“Qualified Assets” means (a) domestic restricted or unrestricted cash and Cash Equivalent Investments recorded on the balance sheet of the Loan Parties, plus (b) Eligible Accounts, plus (c) international cash and accounts receivable in the sole discretion of the Collateral Agent but only to the extent such international cash and accounts receivable are properly secured by a first priority Lien on such international cash and accounts receivable in favor of the Collateral Agent and are not subject to claims of, or offsets by, third parties.

“Quick Assets” means, as of any date, the Loan Parties’ unrestricted and unencumbered cash and Cash Equivalent Instruments that the Collateral Agent has a perfected Lien on, and the Loan Parties’ Accounts, less Accounts for which the Collateral Agent in its good faith business judgment determines collection to be doubtful.

“RCRA” has the meaning set forth in the definition of “Environmental Laws.”

“Register” has the meaning given to that term in Section 12.3(b).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Purchasers” means the Purchasers holding more than 50% of the aggregate outstanding principal balance of the Notes.

“Requirements of Law” means as to any Person, provisions of the Charter Documents of such Person, or any law, treaty, code, rule, regulation, right, privilege, qualification, License or franchise, or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject or pertaining to any or all of the Transactions or other transactions contemplated or referred to in the Note Documents.

 “Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“SEC” means the United States Securities and Exchange Commission or any other governmental authority then having jurisdiction to enforce the Securities Act and/or the Exchange Act, as applicable.

“SEC Documents” has the meaning set forth in Section 6.12(b).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Senior Management” means with respect to any of the Loan Parties or any of their Subsidiaries, its chairman, president, Financial Officer, chief operating officer, chief executive officer or general counsel.

 “Single Employer Plan” means a Plan maintained by the Borrower, its Subsidiaries or any member of a controlled group of corporations with the Borrower, within the meaning of Section 4001(a) or (b) of ERISA or Section 414(b) of the Code, for employees of the Borrower, any of its Subsidiaries or any of its respective ERISA Affiliates.

“Solvent” means, with respect to any Person that (a) the fair value of the assets and the property of such Person exceeds the fair value of the aggregate liabilities (including contingent and unliquidated liabilities) of such Person, (b) after giving effect to the transactions contemplated by this Agreement and the other Note Documents, such Person will not be left with unreasonably small capital, and (c) after giving effect to the transactions contemplated by this Agreement and the other Note Documents, such Person is able to both service and pay its liabilities as they mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that is likely to become an actual or matured liability.

“Specific Matters” has the meaning given to that term in Section 12.16.

“Statutory Liabilities” means the liability of a Person who may be held responsible for a certain act or omission under any related Applicable Law (including, without limitation, the following types of liabilities that a Person may be held responsible for under any related Applicable Law: accrued vacation, severance, taxes and any liabilities for which board members would be personally liable in a liquidation.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Tax” means any present or future United States federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other taxes, levies, assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Incentives” has the meaning given to that term in Section 6.11(g).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Total Adjusted Operating Cash Flow” means, for any period, the cumulative amount of cash operating receipts for the Company and its Subsidiaries minus the cumulative amount of cash operating disbursements for the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP excluding any extraordinary, non-recurring and/or cash gains or losses incurred during such period as may be agreed in writing by the Required Purchasers in their sole discretion, all determined on a consolidated basis and in accordance with GAAP.

“Transactions” means the issuance of the Notes hereunder, the amendment and restatement of the Convertible Note Debt and the repayment of certain existing Indebtedness of the Borrower, each on the Closing Date.

“UCC” has the meaning set forth in the Guaranty and Collateral Agreement.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using actuarial assumptions used in determining the Plans’ normal cost for purposes of Section 412(b)(2)(A) of the Code.  In each case, the foregoing determination shall be made as of the most recent date prior to the filing of said annual report as of which such actuarial present value of accumulated Plan benefits is determined.

“U.S. Purchaser” has the meaning given to that term in Section 3.5(e)(ii).

“Wholly-owned” means, with respect to a Subsidiary, that all of the Capital Stock of such Subsidiary is, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-owned Subsidiaries.

“102 Plan” has the meaning given to that term in Section 6.17.

              1.2         Accounting Terms.  All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in conformance with GAAP.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, consistently applied, to the extent applicable, except as otherwise expressly provided in this Agreement.  If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree upon the request of any Loan Party or Purchaser to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of the Borrower and its Subsidiaries shall be the same after such changes as if such changes had not been made; provided that until any such amendments have been agreed upon by the Required Purchasers, the provisions in this Agreement shall be calculated as if no such changes in accounting principles had occurred.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value.”  Notwithstanding any accounting change after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as capital leases or otherwise reflected on the Borrower’s and its Subsidiaries’ consolidated balance sheet, for the purposes of determining compliance with any covenant contained herein, such obligations shall be treated in the same manner as operating leases are treated as of the Closing Date.

Article 2
PURCHASE AND SALE OF THE NOTES

              2.1          Purchase and Sale of the Notes.

(a)          Subject to the terms and conditions herein set forth, the Borrower will issue and sell to the Purchasers, and the Purchasers severally and not jointly will acquire from the Borrower, the Notes in an aggregate principal amount (and for an aggregate purchase price) of $2,350,000 (the “Purchase Price”) in two (2) tranches as follows;

(i)          on the Closing Date, the Borrower will issue and sell to the Purchasers, and the Purchasers severally and not jointly will acquire from the Borrower, Notes in an aggregate principal amount (and for an aggregate purchase price) of $1,860,000 (the “Closing Date Notes”); and

(ii)          from and after the Closing Date, subject to the terms and conditions set forth herein, Borrower may request, in accordance with Section 2.1(b) below, one additional issuances of Notes (the “Additional Notes”) in addition to the Closing Date Notes in an aggregate principal amount of up to $490,000; provided, that (i) such issuance shall be in an aggregate principal amount (and for an aggregate purchase price) of not less than $250,000 and (ii) the aggregate principal amount of the Closing Date Notes and the Additional Notes shall not, in any event, exceed the Purchase Price.

(b)          When Borrower desires to issue an Additional Note, Borrower shall (i) notify the Collateral Agent (which notice shall be irrevocable) by telephone and (ii) shall, within one (1) Business Day of such telephonic notice, confirm such notice in writing, no later than 5:00 p.m. (New York City time) seven (7) days prior to the proposed date of issuance.  Upon receipt by the Collateral Agent, the Collateral Agent shall promptly notify the Purchasers of such request.   The notice shall be signed by the chief executive officer or chief financial officer of the Borrower on behalf of the Borrower and shall be in form and substance acceptable to the Collateral Agent.  The Collateral Agent and the Purchasers shall be entitled to rely on any written or telephonic notice given by a person who the Collateral Agent or any Purchaser reasonably believes to be an authorized officer of the Borrower, and Borrower shall indemnify and hold the Collateral Agent and the Purchasers harmless for any damages or loss suffered by the Collateral Agent or any Purchaser as a result of such reliance.

(c)          Any amounts repaid or prepaid hereunder may not be reborrowed.

2.2          Fees Payable.

(a)          Fee Letter.  The Borrower shall pay to the Collateral Agent such fees as are specified as owing in the Fee Letter at the times and in the manner and amounts as are set forth therein.

(b)          Reimbursement of Expenses.  At the Closing (and, in the case of any expenses incurred following the Closing (i) in order to perfect the Lien on the Collateral granted by the Borrower and its Subsidiaries in any jurisdiction or (ii) in respect of the post-Closing matters set forth in Section 8.22, upon the request of the Collateral Agent), the Borrower shall reimburse all of the Collateral Agent’s and the Purchasers’ following documented out-of-pocket fees and expenses: (i) actual legal fees of the Collateral Agent and the Purchasers up to a maximum of $160,000; and (ii) costs (including fees of outside counsel in foreign jurisdictions, which fees are not subject to the cap set forth in clause (i) above) to grant and perfect security interests outside of the United States.   The Borrower also agrees to promptly pay all documented out-of-pocket fees, costs and expenses (including external attorneys’ fees and expenses) incurred by the Purchasers in connection with any action to enforce or defend this Agreement or the Note Documents and their rights granted therein or to collect any payments due from the Borrower or any of the Guarantors, whether or not litigation is filed.    All fees, costs, and expenses for which the Borrower is responsible under this Section 2.2(b) shall be deemed part of the Obligations when incurred.

2.3          Closing.  The purchase and issuance of the Closing Date Notes shall take place at the closing (the “Closing”) on the date hereof (the “Closing Date”), subject to the satisfaction or waiver of the conditions to closing set forth in Section 4.1.  At the Closing, the Borrower shall deliver the Closing Date Notes to the Purchasers against delivery by the Purchasers of the full purchase price for the Closing Date Notes, which is payable by wire transfer of immediately available funds.

Article 3
THE NOTES

3.1          Interest and Related Fees.

(a)          Interest.  Except as provided in Section 3.1(b), interest shall accrue and shall be calculated daily on the basis of the actual number of days elapsed and a 360-day year comprising twelve (12) 30-day months on the unpaid principal amount of the Notes outstanding from time to time and on all other Obligations at the lesser of (i) the Applicable Rate and (ii) the Maximum Rate (as defined below).

(b)          Default Rate of Interest.  Automatically upon the occurrence of and during the continuance of any Default or Event of Default and for so long as such Default or Event of Default continues, the unpaid principal amount of the Notes outstanding from time to time and the other Obligations shall bear interest at a rate per annum of five percent (5%) (the “Default Rate”) in excess of the rates otherwise payable under this Agreement or the Note Documents (but not in any event in excess of the Maximum Rate). The Default Rate shall apply retroactively to the date of occurrence of such Default or Event of Default.  All Default Rate interest shall be paid in cash on demand of the Collateral Agent.  If, pursuant to the terms of this Agreement or the Note Documents such other Obligations do not bear interest, after the occurrence of an Event of Default and for so long as it continues, such Obligations shall bear interest at the rate per annum from time to time borne by the Notes.

(c)          Payment of Interest and Related Fees.  Subject to Section 3.1(c) below, the Borrower shall pay accrued interest in arrears on the last day of each calendar month.  In addition, accrued and unpaid interest shall be payable on the maturity of the Notes, whether by acceleration or otherwise, and on the date of any prepayment (with respect to the amount prepaid).

(d)          Excess Interest.  It is the intention of the parties to comply strictly with applicable usury laws.  Accordingly, notwithstanding any provision to the contrary in this Agreement or any other Note Document or any of the Obligations, in no event shall any Obligations require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under Applicable Law that exceed the maximum amount permitted by such laws, as the same may be amended or modified from time to time (the “Maximum Rate”).  If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection herewith or therewith, or in any communication by any Purchasers or any other Person to the Borrower or any other Person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under any Obligations shall exceed the Maximum Rate, then in such event it is agreed that: (i) the provisions of this paragraph shall govern and control; (ii) neither the Borrower nor any other Person or entity now or hereafter liable for the payment of any Obligations shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (iii) any such excess interest which is or has been received by any Purchasers, notwithstanding this paragraph, shall be credited against the then unpaid principal balance of the Obligations (or, if the principal amount of the Obligations shall have been paid in full, refunded by the Purchasers to the party primarily liable on such Obligation); and (iv) the provisions of this Agreement and the Obligations, and any other communication to the Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate.  The right to accelerate the maturity of the Obligations does not include the right to accelerate, collect, or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration.  Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with any of the Obligations which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by Applicable Laws by amortizing, prorating, allocating and spreading during the period of the full term of such Obligations, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received by any Purchaser.  The terms of this paragraph shall be deemed to be incorporated into each of the other Note Documents.

3.2          Redemption of Notes.

(a)          Scheduled Redemptions of Notes.  The Borrower shall redeem the Notes issued by it on March 31, 2019 (the “Maturity Date”) by payment in cash in full of the entire outstanding principal balance thereof, plus all unpaid interest accrued thereon through the date of redemption, plus all outstanding and unpaid Obligations to the Purchasers of the Notes under the Note Documents through the date of redemption and pay to the Collateral Agent all other outstanding Obligations payable to the Collateral Agent under the Note Documents.

(b)          Optional Redemption Initiated by the Borrower.  The Borrower shall have the right, at its sole option and election, at any time or from time to time, to redeem the Notes issued by the Borrower, in whole or in part on not less than five (5) Business Days’ prior written notice of the date of redemption, which shall be a Business Day (any such date, a “Prepayment Date”), by payment of an amount equal to the unpaid principal balance thereof to be redeemed, plus all unpaid interest accrued thereon through the Prepayment Date, plus all outstanding and unpaid fees and expenses payable to the Purchasers of each Note under the Note Documents through the Prepayment Date.

(c)          Mandatory Redemptions.

(i)          Change of Control.  Upon the occurrence of a Change of Control, the Borrower shall purchase all Notes issued by it in full by payment of an amount equal to (y) the unpaid principal balance thereof plus (z) all other outstanding Obligations payable to the Purchasers of each Note under the Note Documents through the Prepayment Date and all other outstanding Obligations payable to the Collateral Agent under the Note Documents.  The provisions of this Section 3.2(c)(i) shall not be deemed to be implied consent to any such Change of Control otherwise prohibited by the terms of this Agreement.

(ii)          Dispositions.  Promptly, and in any event within five (5) Business Days of receipt by the Borrower of the proceeds of any voluntary or involuntary sale or Disposition by the Borrower or any Subsidiary of assets (excluding sales or Dispositions which are permitted under Section 9.4), the Borrower shall be required to prepay the Notes issued by it in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such sales or Dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) the Borrower shall have given the Purchasers at least five (5) Business Days’ prior written notice of the Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or Disposition or the cost of purchase or construction of other assets useful in the business of the Borrower or its Subsidiaries, (C) the monies are held in a deposit account in which the Purchasers have a perfected security interest (subject only to Permitted Liens) and (D) the Borrower or its Subsidiaries, as applicable, actually applies such monies to and completes such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Borrower whose assets were the subject of such Disposition shall have the option to apply such monies in an amount not to exceed $100,000 (with any Net Cash Proceeds in excess of $100,000 to be applied to prepay the Notes) to the costs of replacement of the assets that are the subject of such sale or Disposition or the costs of purchase or construction of other assets useful in the business of the Borrower unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the deposit account referred to in clause (C) above shall be immediately paid to the Purchasers and applied in prepayment of the Notes in accordance with Section 3.3.  Nothing contained in this Section 3.2(c) shall permit the Borrower or any Subsidiary to sell or otherwise dispose of any assets other than in accordance with Section 9.4.

(iii)          Casualty Events.  Promptly, and in any event within two (2) Business Days of receipt by the Borrower of the proceeds of any Net Cash Proceeds from any Casualty Event, the Borrower shall be required to prepay the Notes issued by it in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Casualty Event; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) the Borrower shall have given the Purchasers at least five (5) Business Days’ prior written notice of the Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such Casualty Event or the cost of purchase or construction of other assets useful in the business of the Borrower or its Subsidiaries, (C) the monies are held in a deposit account in which the Purchasers have a perfected security interest (subject only to Permitted Liens) and (D) the Borrower or its Subsidiaries, as applicable, actually applies such monies to and completes such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Borrower whose assets were the subject of such Casualty Event shall have the option to apply such monies in an amount not to exceed $100,000 (with any Net Cash Proceeds in excess of $100,000 to be applied to prepay the Notes) to the costs of replacement of the assets that are the subject of such Casualty Event or the costs of purchase or construction of other assets useful in the business of the Borrower unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the deposit account referred to in clause (C) above shall be immediately paid to the Purchasers and applied in prepayment of the Notes in accordance with Section 3.3.  Nothing contained in this Section 3.2(c) shall permit the Borrower or any Subsidiary to sell or otherwise dispose of any assets other than in accordance with Section 9.4.

(iv)          Equity.  Promptly, and in any event within two (2) Business Days of the date of the receipt by the Borrower or any of its Subsidiaries of the proceeds from the issuance and sale of any Capital Stock of the Borrower, the Borrower shall be required to prepay the Notes in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance.  The provisions of this Section 3.2(c)(iv) shall not be deemed to be implied consent to any such incurrence or issuance otherwise prohibited by the terms of this Agreement.

(v)          Option to Decline.  Any mandatory prepayment required to be made pursuant to Section 3.2 may be declined in whole or in part by any Purchaser (any such purchaser, a “Declining Purchaser”) without prejudice to such Purchaser’s rights hereunder to accept or decline any future payments in respect of any mandatory prepayments, by providing notice to the Borrower no later than 5:00 p.m. (New York City time) two (2) Business Days (or such other date acceptable to the Borrower) prior to the date of such prepayment; provided that the Borrower shall give not less than five (5) Business Days’ prior written notice of the date of any mandatory prepayment.  If a Purchaser chooses not to accept payment in respect of a mandatory prepayment in whole or in part the other Purchasers that accept such mandatory prepayment shall have the option to share such proceeds on a pro rata basis on or before the date otherwise due hereunder.

(d)          Acceleration.  In addition, the Notes shall be subject to acceleration as set forth in Section 10.2 below.

(e)          Waterfall. Any payments in respect of the Notes (whether under this Article 3 or otherwise) and the Convertible Note Debt shall be allocated among the Notes and the Convertible Note Debt in the manner set forth in the Guaranty and Collateral Agreement.

              3.3          Manner of Payment.  All fees, interest, premium, principal and other amounts payable in respect of any Note Document shall be paid by wire transfer of immediately available funds to an account at a bank designated in writing by the applicable Purchaser or the Collateral Agent, as applicable.  All payments made by the Borrower (excluding regular monthly interest payments made when due under Section 3.1(a)) upon the Obligations relating to the Notes and all net proceeds from the enforcement of the Obligations shall be applied (a) first, to that portion of the Obligations constituting fees, indemnities, and expenses and other amounts (including attorneys’ fees), payable to the Collateral Agent, (b) second, to that portion of the Obligations constituting fees, indemnities, and expenses and other amounts (including attorneys’ fees), payable to the Purchasers, (c) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes, (d) fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Notes, and (e) last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by any Requirements of Law.  All payments made by the Borrower upon the Notes (including, without limitation, payments of principal if prepaid or upon earlier acceleration) shall be paid proportionally among the Purchasers of the Notes based upon the outstanding principal amounts of such Notes held by each Purchaser.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day.

3.4          Acknowledgments.  The Borrower hereby acknowledges that: (i) the Convertible Note is, and all times has been, an absolute debt obligation of the Borrower; (ii) the amendment and restatement of the Convertible Note and the granting of the Lien on the Collateral to the Collateral Agent, for the benefit of the Convertible Note Lender, is a condition to the Closing; (iii) the Purchasers and Collateral Agent would not enter into this Agreement and the Purchasers would not purchase the Notes in the absence of the amendment and restatement of the Convertible Note; (iv) the Purchasers and the Collateral Agent entering into this Agreement and the purchase of Notes by the Purchasers in accordance with the terms of this Agreement constitute good and valuable consideration to the Borrower and its Subsidiaries and the Borrower and its Subsidiaries will derive a substantial benefit therefrom; and (v) the Borrower is also deriving substantial benefit from the forbearance and waiver by HCP-FVE of certain defaults under the Convertible Note Agreement, and HCP-FVE, LLC would not forbear from exercising its rights in respect of, and waive, certain defaults under the Convertible Note Agreement in the absence of the amendment and restatement of the Convertible Note and the grant of the Lien on the Collateral to the Collateral Agent, for the benefit of the Convertible Note Lender, to secure the Borrower’s obligations under the Convertible Note.

3.5          Taxes

(a)          Any and all payments by or on account of any Obligations hereunder or under any Note Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes (including any Other Taxes); provided that if the Borrower shall be required by Applicable Law to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions or withholding (including deductions or withholding applicable to additional sums payable under this Section 3.5) a Purchaser receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) the Borrower shall make such deductions or withholding and (iii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

(b)          Without limiting the provisions of Section 3.5(a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)          The Borrower shall indemnify each Purchaser for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by any Purchaser or required to be withheld or deducted from a payment to such Purchaser and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis for determining the amount of such payment or liability delivered to Borrower by any Purchaser shall be conclusive absent manifest error.  Such payment shall be due within ten (10) days of Borrower’s receipt of such certificate.

(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, Borrower shall deliver to the applicable Purchasers the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Purchasers.

(e)          Status of Purchasers.

(i)          Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder or under any Note Document shall deliver to the Borrower at the time or times reasonably requested by the Borrower such properly completed and executed documentation as reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Purchaser, if requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements.

(ii)          Without limiting the generality of Section 3.5(e)(i), each Purchaser that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes shall deliver promptly to the Borrower, on or prior to the Closing Date (in the case of each Purchaser listed on the signature pages hereof on the Closing Date or, if later, on or prior to the date on which such Purchaser becomes a party to this Agreement), and at such other times as the Borrower reasonably requests, (i) two original copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Purchaser, and such other documentation prescribed by the Code or reasonably requested by the Borrower to establish, if applicable, that such Purchaser is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal tax with respect to any payments to such Purchaser of principal, interest, fees or other amounts payable under any of the Note Documents, or (ii) if such Purchaser is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate Regarding Non-Bank Status that is substantially in the form of Exhibit B together with two original copies of IRS Form W-8BEN or W-8BEN-E or W-8IMY (or any successor form), properly completed and duly executed by such Purchaser, and such other documentation prescribed by the Code or reasonably requested by the Borrower to establish, if applicable, that such Purchaser is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal tax with respect to any payments to such Purchaser of interest payable under any of the Note Documents. Without limiting the generality of Section 3.5(e)(i), each Purchaser that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Purchaser”) shall deliver to the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Purchaser becomes a party to this Agreement) and at such other times as the Borrower reasonably requests two original copies of IRS Form W-9 (or any successor form), properly completed and duly executed by such Purchaser, certifying that such U.S. Purchaser is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Purchaser required to deliver any forms, certificates or other evidence with respect to United States federal tax withholding matters pursuant to this Section 3.5(e) hereby agrees, from time to time after the initial delivery by such Purchaser of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Purchaser shall promptly deliver to the Borrower two new original copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY and/or W-9 (or, in each case, any successor form), or a Certificate Regarding Non-Bank Status and two original copies of IRS Form W-8BEN, W-8BEN-E or W-8IMY (or, in each case, any successor form), as the case may be, properly completed and duly executed by such Purchaser, and such other documentation prescribed by the Code or reasonably requested by the Borrower, if applicable, to confirm or establish that such Purchaser is not subject to deduction or withholding of United States federal tax with respect to payments to such Purchaser under the Note Documents, or promptly notify the Borrower of its legal inability to deliver any such forms, certificates or other evidence.

(iii)          If a payment made to a Purchaser under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date hereof.

(f)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.5(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)          Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and any Purchaser under this Section 3.5 shall survive the termination of the Note Documents and the payment in full of the Notes or the assignment of rights by a Purchaser.

3.6          Tax Treatment. The Borrower and each Purchaser shall file all Tax Returns consistent with the following: (i) the Notes are debt for U.S. federal income tax purposes and (ii) the Notes are not governed by the rules set out in the U.S. Treasury Regulations Section 1.1275-4. The inclusion of this paragraph is not an admission by any Purchaser that it is subject to U.S. taxation.

Article 4
CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS

4.1          Conditions Precedent to Closing Date. The obligation of the Purchasers to purchase the Notes, to pay the purchase price of the Notes and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waived by, the Purchasers of the following conditions on or before the Closing Date; provided that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant, as specifically set forth elsewhere in this Agreement, or of any misrepresentation by the Borrower.

                             (a)          Representations and Warranties.  The representations and warranties contained in Article 6 hereof shall be true and correct at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct as of such earlier date) after giving effect to the Transactions, and the Purchasers shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the chief executive officer or chief financial officer of the Borrower on behalf of the Borrower

                              (b)          Compliance with this Agreement.  The Borrower and the Guarantors shall have performed and complied in all material respects with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by such Loan Party on or before the Closing Date and the Purchasers shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the chief executive officer or chief financial officer on behalf of the Borrower.

                              (c)          Certificates.  The Purchasers shall have received certificates from the Borrower and each Guarantor, dated the Closing Date and signed by a manager or an officer of such Loan Party, certifying (i) that the attached copies of the Charter Documents of such Loan Party, and resolutions of the board of directors or similar governing body of such Loan Party approving the Note Documents to which it is a party and the Transactions are all true, complete and correct and remain unamended and in full force and effect, (ii) to the incumbency and specimen signature of each manager or officer of such Loan Party executing any Note Document to which it is a party or any other document delivered in connection herewith and therewith on behalf of such Loan Party, (iii) that the attached list of executive officers and directors or managers, as applicable, of such Loan Party are true, complete, and correct, (iv) that, to the Knowledge of such Loan Party, none of the executive officers and directors or managers, as applicable, included in such attached list have been charged with, indicted for, been part of a proceeding for, been investigated for, arrested for, or convicted of a felony, nor are they engaged in criminal activity, nor have any of them been an officer of a bankrupt company, and (v) that, to the Knowledge of such Loan Party, there are no written or oral side agreements with any individual or business whereby such Loan Party or its management has agreed to incur any obligations other than those contained in formal written contracts or agreements executed by or on behalf of such Loan Party.

                              (d)          Solvency.  The Purchasers shall have received a certificate, signed by the chief financial officer of the Borrower, certifying that the Borrower and its Subsidiaries, on a consolidated basis, are Solvent immediately after giving effect to the Transactions.

                              (e)          [reserved]

                             (f)          Documents.  The Purchasers shall have received true, complete and correct copies of the Note Documents, Convertible Note Documents, and such other agreements, schedules, exhibits, certificates, documents, financial information and filings as the Purchasers may request in connection with or relating to the Transactions all in form and substance reasonably satisfactory to the Purchasers, including, without limitation, each of the Note Documents executed by the Borrower and its Subsidiaries as and where applicable.

                             (g)          Convertible Note.  The Convertible Note shall have been amended and restated in form and substance satisfactory to the Purchasers.

                             (h)          Purchase of Notes Permitted by Applicable Laws.  The acquisition of and payment for the Notes to be acquired by the Purchasers hereunder and the consummation of the transactions contemplated hereby and by the Note Documents (i) shall not be prohibited by any Requirements of Law, and (ii) shall not subject the Purchasers to any penalty or other onerous condition under or pursuant to any Requirements of Law.

                             (i)          Opinion of Counsel.  The Purchasers shall have received opinions of Schwell Wimpfheimer & Associates, Israeli and U.S. counsel to the Borrower and its Subsidiaries, and counsel from such other jurisdictions as may be requested by the Collateral Agent, dated as of the Closing Date, relating to the Transactions, in form and substance reasonably acceptable to the Purchasers.

                             (j)          Consents and Approvals.  All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Borrower and each other Loan Party necessary in connection with the execution, delivery or performance by the Borrower or such other Loan Party, or enforcement against the Borrower, of the Note Documents to which it is a party shall have been made or obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof.

                             (k)          No Material Judgment or Order.  There shall not be on the Closing Date any judgment, injunction or order of a court of competent jurisdiction or any ruling of any Governmental Authority which, in the judgment of the Purchasers, would prohibit the purchase of the Notes hereunder or subject the Purchasers to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Notes were to be purchased hereunder.

                             (l)          Good Standing Certificates.  The Borrower shall have delivered to the Purchasers as of a date not more than ten (10) Business Days before the Closing Date good standing certificates for the Borrower and each Guarantor for its jurisdiction of incorporation or formation and certificates of foreign qualification for all other jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such foreign qualification, except where the failure to be so qualified could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

                             (m)          No Litigation.  No arbitration, action, claim, suit, litigation or proceeding before any court or any Governmental Authority shall have been commenced or threatened against the Borrower or any Subsidiary (including its directors or officers), and no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Governmental Authority shall have been threatened against any Purchaser, or the Borrower (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such Transactions, (ii) in which the amount of damages claimed is $100,000 or more or (iii) which could reasonably be expected to have a Material Adverse Effect.

                             (n)          [Reserved]

                             (o)          Fees, Etc.  On the Closing Date, the Borrower shall have paid (i) to the Collateral Agent, all fees due and payable pursuant to the Fee Letter and (ii) to the Collateral Agent and the Purchasers all out-of-pocket costs, fees and expenses (including, without limitation, legal fees and expenses) then due and payable to the Collateral Agent and the Purchasers, as applicable, hereunder.

                             (p)          Collateral.  The Collateral Agent shall have received correct, complete fully executed copies of each of the Collateral Documents in a form acceptable to the Collateral Agent, together with such UCC financing statements, original stock certificates, if any, and stock powers, original promissory notes, notices of security interest to be filed in the United States Patent and Trademark Office, certificates and other instruments and documents required to be delivered under the Collateral Documents or as the Collateral Agent may otherwise determine to be necessary or appropriate to perfect the Liens granted thereunder in the United States, all in form and substance acceptable to the Collateral Agent. The Collateral Agent and the Convertible Note Lender shall have been granted a first priority Lien in the Collateral securing the repayment of the Obligations and the Convertible Note Obligations.

                             (q)          Lien Searches.  The Collateral Agent shall have received (i) searches of the Uniform Commercial Code, judgment, bankruptcy and tax lien filings which may be filed with respect to the Collateral covered by the Collateral Documents and (ii) Lien searches of intellectual property, in each confirming that all such Property given as collateral is subject to no Liens except Permitted Liens.

                             (r)          No Material Adverse Effect.  There shall exist no (a) event, development, or circumstance occurring on or after December 31, 2017, that has had or could be expected to have, individually or in the aggregate, a Material Adverse Effect, or (b) material disruption or material adverse change in the financial, banking or capital markets generally affecting credit facilities similar to the facility herein.

                             (s)          Structure.  The legal and corporate structure of the Borrower and its Subsidiaries, along with the form and terms of the Charter Documents of the Borrower and its Subsidiaries, shall be satisfactory to the Collateral Agent.

                             (t)          [Reserved]

(u)          Payoff Letter.  The Collateral Agent shall have received a satisfactory payoff letter evidencing that any existing Indebtedness with Silicon Valley Bank (the “Existing SVB Indebtedness”) has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under such Indebtedness are being released, together with all intellectual property lien releases, UCC-3 financing statements, account control agreement terminations and all other termination statements and lien releases required by the Collateral Agent.

4.2          Conditions Precedent to Issuance of Additional Notes.  The obligation of the Purchasers to purchase the Additional Notes and to pay the purchase price of the Additional Notes shall be subject to the satisfaction as determined by, or waived by, the Purchasers of the following conditions on or before the proposed date of issuance of the Additional Notes; provided that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant, as specifically set forth elsewhere in this Agreement, or of any misrepresentation by the Borrower.

(a)          Draw Request.  The Collateral Agent shall have received a draw request as required by Section 2.1(b) in form and substance acceptable to the Collateral Agent (a “Draw Request”) no later than 5:00 p.m. (New York City time) seven (7) days prior to the proposed date of issuance, duly executed by the chief executive officer or chief financial officer of the Borrower on behalf of the Borrower.

(b)          Representations and Warranties. The representations and warranties contained in Article 6 hereof shall be true and correct at and as of the date of the Draw Request and at and as of the proposed date of issuance of the Additional Notes (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct as of such earlier date) both before and after giving effect to the issuance of the Additional Notes, and the Purchasers shall have received, together with the Draw Request, a certificate to the foregoing effect and executed by the chief executive officer or chief financial officer of the Borrower on behalf of the Borrower.

(c)          Compliance with this Agreement.  No Default or Event of Default shall have occurred and be continuing and the Borrower and the Guarantors shall have performed and complied in all material respects with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by such Loan Party and the Purchasers shall have received, together with the Draw Request, a certificate to the foregoing effect, dated the Closing Date, and executed by the chief executive officer or chief financial officer on behalf of the Borrower.

(d)          No Material Judgment or Order.  There shall not be as of the date of the Draw Request and as of the date of the proposed issuance of Additional Notes any judgment, injunction or order of a court of competent jurisdiction or any ruling of any Governmental Authority which, in the judgment of the Purchasers, would prohibit the purchase of the Notes hereunder or subject the Purchasers to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Notes were to be purchased hereunder.

(e)          No Litigation.  No arbitration, action, claim, suit, litigation or proceeding before any court or any Governmental Authority shall have been commenced or threatened against the Borrower or any Subsidiary (including its directors or officers), and no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Governmental Authority shall have been threatened against any Purchaser, or the Borrower (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such Transactions, (ii) in which the amount of damages claimed is $150,000 or more or (iii) which could reasonably be expected to have a Material Adverse Effect.

(f)          Execution of the Merger Agreement.  The Merger Agreement shall have been duly executed by the parties thereto and a copy of the executed Merger Agreement shall have been delivered to the Collateral Agreement.

(g)          Operating Plan.  The operating plan specified in Section 9.20(a) shall have been established by the Borrower, and such operating plan shall be satisfactory to the Collateral Agent.

(h)          Collateral.  The Collateral Agent shall have received such certificates (including a Form 10 to be filed in Israel), instruments, deeds of charges and documents required to be delivered under the Collateral Documents, or as the Collateral Agent may otherwise determine, to be necessary or appropriate to perfect the Liens granted thereunder in all jurisdictions applicable to the Collateral.  The Collateral Agent’s Lien in the Collateral shall have been fully perfected in Israel, Germany and any jurisdiction of any other Material Subsidiary requested by the Collateral Agent.

(i)          Financial Information.  The Purchasers shall have received (i) a set of projections of the Borrower for each month through the Fiscal Year ended December 31, 2019, including projected financial statements and Capital Expenditures, (ii) a pro forma balance sheet of the Borrower (in excel) for each month through the Fiscal Year ended December 31, 2019, prepared giving effect to the consummation of the transactions contemplated hereby, in each case in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to the Purchasers and (iii) a draft consolidated balance sheet of the Borrower and its Subsidiaries as of October 31, 2018.

(j)          Financial Covenants.  The dollar thresholds and coverage ratios set forth in Section 9.20 of this Agreement (including the Covenant Model) shall have been agreed to by the Collateral Agent and the Borrower.

Article 5
CONDITIONS TO THE OBLIGATIONS OF THE BORROWER

The obligations of the Borrower to issue, or cause to be issued, the Notes and to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waived by, the Borrower of the following conditions on or before the Closing Date:

              5.1          Representations and Warranties.  The representations and warranties of the Purchasers contained in Article 7 hereof shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

              5.2          Compliance with this Agreement.  The Purchasers shall have performed and complied in all material respects with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by them on or before the Closing Date.

Article 6
REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower hereby represents and warrants to the Purchasers as follows:

              6.1          Existence and Power.  The Borrower and each of its Subsidiaries: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has all requisite corporate or limited liability company power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; (c) is duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (d) has the corporate or limited liability company power and authority to execute, deliver and perform its obligations under each Note Document to which it is or will be a party and to borrow hereunder. The jurisdictions in which the Borrower and each of its Subsidiaries are organized and qualified to do business as of the Closing Date are listed on Schedule 6.1.

              6.2          Authorization; No Contravention.  The execution, delivery and performance by the Borrower and each Subsidiary of each Note Document to which it is or will be a party and the consummation of the Transactions: (a) have been duly authorized by all necessary corporate action; (b) do not and will not contravene or violate the terms of the Charter Documents of the Borrower or any of its Subsidiaries or any amendment thereto or any Requirement of Law applicable to the Borrower or such Subsidiary or the Borrower’s or such Subsidiary’s assets, business or properties; (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under any Material Contract or any other material Contractual Obligation of the Borrower or such Subsidiary (with or without the giving of notice or the lapse of time or both) other than any right to consent, which consents have been obtained, (ii) create in any other Person a right or claim of termination or amendment of any Material Contract or any other material Contractual Obligation of the Borrower or such Subsidiary, or (iii) require modification, acceleration or cancellation of any Material Contract or any other material Contractual Obligation of the Borrower or such Subsidiary; and (d) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of the Borrower or such Subsidiary (other than those securing the Notes and the Convertible Note Debt).

              6.3          Governmental Authorization; Third Party Consents.  Except as set forth on Schedule 6.3, no approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law or Material Contract, and no lapse of a waiting period under a Requirement of Law or Material Contract, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of the Note Documents to which it is a party or the consummation of the Transactions, other than filings to perfect Liens granted under the Collateral Documents.

              6.4          Binding Effect.  The Borrower and its Subsidiaries have duly executed and delivered the Note Documents to which it is a party and such Note Documents constitute the legal, valid and binding obligations of the Borrower and such Subsidiary enforceable against the Borrower and such Subsidiary in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.

              6.5          No Legal Bar.  Neither the Borrower nor any Subsidiary has previously entered into any agreement which is currently in effect or to which the Borrower or any of its Subsidiaries is currently bound granting any rights to any Person which conflict with the rights to be granted by the Borrower in the Note Documents, other than the right to consent, which consents have been obtained.

              6.6          Litigation.  Except as set forth on Schedule 6.6, (a) there are no legal actions, suits, proceedings, claims or disputes pending or, to the Knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Borrower or its Subsidiaries seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of the Note Documents or such Transactions or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) there is no injunction, writ, temporary restraining order, decree or any order or determination of any nature by any arbitrator, court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Note Documents or which relates to the assets or the business of the Borrower or its Subsidiaries; and (c) there is no litigation, claim, audit, dispute, review, proceeding or investigation currently pending or threatened against the Borrower or its Subsidiaries for any violation or alleged violation of any Requirements of Law, and neither the Borrower nor any Subsidiary has received written notice of any threat of any suit, action, claim, dispute, investigation, review or other proceeding pursuant to or involving any Requirements of Law.

6.7          Compliance with Laws.

(a)          The Borrower and its Subsidiaries are in compliance with all material Requirements of Law.  Except as set forth on Schedule 6.7, there are no actual or pending appeals, adjustments, audits, inquiries, investigations, proceedings, recoupments or notices of intent to audit or investigate by any Governmental Authority against the Borrower or its Subsidiaries.

              6.8          No Default or Breach.  No event has occurred and is continuing or would result from the incurring of Obligations by the Borrower under the Note Documents which constitutes or, with the giving of notice or lapse of time or both would constitute, a Default or an Event of Default.  To the Knowledge of the Borrower, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Borrower nor any Subsidiary is in default with respect to any Contractual Obligation.

              6.9          Title to Properties.  Except as set forth on Schedule 6.9, the Borrower and its Subsidiaries has good title to, or a valid leasehold interest in, all Property used by it in its business and none of such Property is subject to any Lien, except for Permitted Liens.

              6.10          Real Property.  Schedule 6.10 sets forth a correct and complete list of all real property owned or leased by the Borrower or its Subsidiaries.  Each lease relating to such leased real property is in full force and effect and the Borrower and its Subsidiaries enjoy peaceful and undisturbed possession thereunder.  There is no material default on the part of the Borrower or its Subsidiaries or any event or condition which (with notice or lapse of time, or both) would constitute a default on the part of the Borrower or its Subsidiaries under any such lease.  The Borrower and its Subsidiaries have good and marketable title in fee simple to the real property identified on Schedule 6.10 as owned by the Borrower or its Subsidiaries, free and clear of any Liens other than Permitted Liens.  There are no actions, suits or proceedings pending or, to the Knowledge of the Borrower, threatened against the owned real property or the leased real property used in connection with the business of the Borrower or its Subsidiaries, at law or in equity, in arbitration or before any Governmental Authority which would in any way affect title to or the right to use such owned real property or leased real property.

6.11          Taxes.

(a)          Except as set forth on Schedule 6.11, the Borrower and each of its Subsidiaries has timely filed all foreign, United States federal and state income and other material Tax Returns that it was required to file, in each case with due regard for any extension of time within which to file such Tax Return.  All such Tax Returns were correct and complete in all material respects.  All Taxes due and payable by the Borrower or its Subsidiaries have been paid, in each case with due regard for any extension of time within which to file such Tax Return, other than any Taxes the amount or validity of which is being actively contested by Borrower or its Subsidiaries in good faith and by appropriate proceedings and with respect to which adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.  There are no Liens, other than Permitted Liens, on any of the assets of the Borrower or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.  No claim has been made by a Governmental Authority in a jurisdiction where the Borrower and its Subsidiaries do not file Tax Returns that the Borrower or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b)          Except as set forth on Schedule 6.11, there is no action, suit, proceeding, investigation, examination, audit, or claim now pending or threatened in writing by any Governmental Authority regarding any Taxes relating to the Borrower or its Subsidiaries.  Neither the Borrower nor any Subsidiary has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of such Person and there are no circumstances that would cause the taxable years of the Borrower or its Subsidiaries not to be subject to the normally applicable statute of limitations.

(c)          Except as set forth on Schedule 6.11, the Borrower and each of its Subsidiaries have collected all sales, use, value added and other taxes required to be collected, and have remitted such amounts to the appropriate Governmental Authority or, if applicable, have furnished properly completed exemption certificates for all exempt transactions.

(d)          All "special relationship" (as such term is defined in Section 85A of the Israeli Tax Ordinance and the regulations promulgated thereunder or in connection therewith) transactions and intercompany payments made involving the Borrower or any Subsidiary to which Section 85A of the Israeli Tax Ordinance and any of the regulations promulgated therein apply are in compliance with such Section, such regulations and any similar provision under applicable law. Each of the Borrower and its Subsidiaries has maintained in all respects all necessary documentation in connection with such "special relationship" transactions in accordance with applicable law in all material respects.

(e)          Neither the Borrower nor any Subsidiary has participated in a “reportable transaction” within the meaning of Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (and all predecessor regulations) as in effect at the relevant time (or any similar provision of state, local or non-U.S. law, including but not limited to Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006) or a transaction similar to a reportable transaction.

(f)          Neither the Borrower nor any Subsidiary is or has been a (i) United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (ii) a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(g)          The Borrower qualifies as an “Industrial Company” under the Encouragement Law and is entitled to certain tax benefits for certain “Approved Enterprises” and “Benefited Enterprises” all as defined in the Encouragement Law (“Tax Incentives”).  The Borrower is, and has always been, in material compliance with all the conditions and requirements of the Tax Incentives and that the allocation of income entitled to the Tax Incentives versus income subject to ordinary tax rates has been performed correctly, accurately and in compliance with all applicable laws in all material respects.  The Borrower has not taken or failed to take any action that would reasonably be expected to invalidate the Tax Incentives provided under the Encouragement Law.  No claim or challenge has been made, in writing, by any Governmental Authority with respect to the Borrower’s entitlement to any Tax Incentive. Subject to receipt of any approvals required herein consummation of the transactions contemplated by this Agreement will not adversely affect the continued qualification for the Tax Incentives or the terms or duration thereof or require any recapture of any previously claimed Tax Incentive.

              6.12          Financial Condition; SEC Filings.

(a)          The Borrower has furnished the Purchasers with true, correct and complete copies of (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2017, 2016 and 2015, and the related audited consolidated statements of operations and comprehensive (loss) income,  shareholders’ equity and cash flows for each of the Fiscal Years in the three-year period ended December 31, 2017, together with the notes thereto and the reports thereon as of December 31, 2017, certified by the Borrower’s independent certified public accountants, and (ii) draft unaudited consolidated balance sheets of the Borrower and its Subsidiaries for the Fiscal Quarter ended as of September 30, 2018 and the related draft unaudited consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity and cash flows for such nine (9) month period. The audited Financial Statements fairly present, in all material respects, the financial position of the Borrower, as of the respective dates thereof, and the results of operations and cash flows thereof, as of the respective dates or for the respective periods set forth therein, and are in conformity with the past historical practices of the Borrower, with GAAP consistently applied during the periods involved.  The draft unaudited Financial Statements were prepared in good faith by the Borrower from its books and records and, to the Knowledge of the Borrower, fairly present in all material respects, the financial position of the Borrower, as of the respective dates thereof, and the results of operations and cash flows thereof, as of the respective dates or for the respective periods set forth therein.  Except as set forth on Schedule 6.12, as of the dates of the Financial Statements, neither the Borrower nor any Subsidiary had any known obligation, Indebtedness or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which was not reflected or reserved against in the balance sheets which are part of the Financial Statements, except for those incurred in the ordinary course of business and which are fully reflected on the books of account of the Borrower or its Subsidiaries, as applicable.

(b)          Except as set forth on Schedule 6.12, all statements, reports, schedules, forms and other documents (the “SEC Documents”) required to have been filed or furnished by any Loan Party with or to the SEC since January 1, 2017 have been so filed or furnished on a timely basis.  No Subsidiary of any Loan Party is required to file or furnish any documents with or to the SEC.  As of the time it was filed with or furnished to the SEC as of the date of filing: (i) each of the SEC Documents complied as to form in all material respects with the applicable requirements of the Exchange Act; and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by the filing or furnishing of the applicable amending or superseding SEC Document.  Each of the certifications and statements relating to SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Certifications”) is accurate and complete, and complied as to form and content with all Applicable Laws in effect at the time such Certification was filed with or furnished to the SEC.

              6.13          Absence of Certain Changes or Events.  Since December 31, 2017, there has been no development, event, circumstance, or change which could be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.14          Environmental Matters.

(a)          The Borrower and its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws relating to their Property, assets and operations; there are no Hazardous Materials stored or otherwise located in, on or under any of the Property or assets of the Borrower or its Subsidiaries, including, without limitation, the groundwater, except in material compliance with applicable Environmental Laws; and, there have been no releases or, to the Knowledge of the Borrower, threatened releases of Hazardous Materials in, on or under any property adjoining any of the Property or assets of (or used by) the Borrower or its Subsidiaries which have not been remediated to the satisfaction of the appropriate Governmental Authorities and in material compliance with Environmental Laws.

(b)          To the Knowledge of the Borrower, none of the Property, assets or operations of (or used by) the Borrower and its Subsidiaries is the subject of any federal, state or local investigation evaluating whether (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Materials into the environment or (ii) any release or threatened release of any Hazardous Materials into the environment is in contravention of any Environmental Law.

(c)          Neither the Borrower nor any Subsidiary has received any written notice or claim, nor are there any pending or, to the Knowledge of the Borrower, threatened or anticipated lawsuits or proceedings against them, with respect to violations of an Environmental Law or in connection with the presence of or exposure to any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment, and, to the Knowledge of the Borrower, neither the Borrower nor any Subsidiary is or has been the owner or operator of any property which (i) pursuant to any Environmental Law has been placed on any list of Hazardous Materials disposal sites, including, without limitation, the “National Priorities List” or CERCLIS, (ii) has, or had, any subsurface storage tanks located thereon, or (iii) has ever been used as or for a waste disposal facility, a mine, a gasoline service station or a petroleum products storage facility.

(d)          To the Knowledge of the Borrower, neither the Borrower nor any Subsidiary has present or contingent liability in connection with the presence either on or off the Property or assets of, or used by, the Borrower or any Subsidiary of any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment.

              6.15          Investment Company/Government Regulations.  Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  Neither the Borrower nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur Indebtedness.

              6.16          Subsidiaries.  The Borrower does not (a) have any Subsidiaries, except for (i) the Material Subsidiaries set forth on Schedule 6.16(a)(i) and the non-Material Subsidiaries set forth on Schedule 6.16(a)(ii) or (b) own of record or beneficially, directly or indirectly, any (y) Capital Stock issued by any other Person or (z) equity, voting or participating interest in any joint venture or other enterprise, except, in the case of clauses (y) and (z), as set forth on Schedule 6.16(b).

              6.17          Capitalization.  As of the Closing Date, after giving effect to the transactions contemplated hereby and in the other Note Documents, the capitalization of the Borrower and its Subsidiaries is as set forth on Schedule 6.17.  All of the issued and outstanding Capital Stock of the Borrower has been, and Capital Stock of the Borrower issuable upon the exercise of outstanding securities when issued will be, duly authorized and validly issued and are fully paid and nonassessable.  Except as set forth in Schedule 6.16, all outstanding Capital Stock of the Borrower’s Subsidiaries are 100% owned by the Borrower or one of its Subsidiaries free and clear of all Liens other than Permitted Liens.  The issuance of the foregoing Capital Stock has not been subject to preemptive rights in favor of any Person other than such rights that have been waived or complied with and will not result in the issuance of any additional Capital Stock of the Borrower or the triggering of any anti-dilution or similar rights contained in any options warrants, debentures or other securities or agreements of the Borrower or any of its Subsidiaries. On the Closing Date, except as set forth on Schedule 6.17, there are no outstanding securities convertible into or exchangeable for Capital Stock of the Borrower or any of its Subsidiaries or options, warrants or other rights to purchase or subscribe for Capital Stock of the Borrower or any of its Subsidiaries, or contracts, commitments, agreements, understandings or arrangements of any kind to which the Borrower or any of its Subsidiaries is a party relating to the issuance of any Capital Stock of the Borrower or any of its Subsidiaries, or any such convertible or exchangeable securities or any such options, warrants or rights. On the Closing Date, except as set forth on Schedule 6.17, neither the Borrower nor any of its Subsidiaries has any obligation, whether mandatory or at the option of any other Person, at any time to redeem or repurchase any Capital Stock of the Borrower or any of its Subsidiaries, pursuant to the terms of their respective Charter Documents or otherwise. On the Closing Date, except as set forth on Schedule 6.21, neither the Borrower nor any of its Subsidiaries maintains nor has any obligations under any stock option plan or other equity compensation related plans or agreements.  No issued and outstanding shares of the Borrower’s Capital Stock are subject to a right of first refusal or condition of forfeiture in favor of the Borrower, and no shares of the Capital Stock of the Borrower are subject to vesting restrictions.  Since January 1, 2018, the Borrower has not declared or paid, or become responsible to declare or pay, and the Borrower is not responsible for or have any obligation to declare or pay, a dividend or other distribution on its securities or otherwise combined, split, recapitalized or taken similar actions with respect to its outstanding Capital Stock. There are no voting trusts, proxies or other contracts or understandings to which the Borrower is a party or is bound with respect to the voting of any shares of the Borrower’s Capital Stock, the acquisition (including rights of co-sale, first refusal, antidilution or pre-emptive rights), disposition, registration of securities of the Borrower, or other rights of securityholders, or obligations of the Borrower, with respect to the securities of the Borrower, other than registration rights under the Convertible Note Securities Purchase Agreement. All securities of the Borrower and its Subsidiaries (including all ordinary shares of the Borrower, securities, options and warrants to purchase ordinary shares of the Borrower (both outstanding as well as those that are no longer outstanding)), have been and were issued and granted pursuant to an exception from the Securities Act and otherwise in compliance, in all material respects, with all securities and other Applicable Laws, in compliance with the fiduciary obligations of the board of directors of the Borrower, and in compliance with all requirements of applicable contracts affecting, applicable to or relating to, such issuances.  Each stock option plan of the Borrower that is intended to qualify as a capital gains route plan under Section 102(b)(2) of the Israeli Tax Ordinance (a “102 Plan”) has been filed with the Israeli Tax Authority in accordance with applicable requirements of the Israeli Tax Ordinance, the rules and regulations promulgated thereunder and the written requirements and guidance of the Israeli Tax Authority and are approved or deemed approved by passage of time without objection by, the Israeli Tax Authority.  All options to purchase ordinary shares granted by the Borrower under Section 102 of the Israeli Tax Ordinance which were issued under the 102 Plan were and are currently in compliance in all material respects with the applicable requirements of Section 102(b)(2) of the Israeli Tax Ordinance (including the relevant sub-section of Section 102) and the written requirements and guidance of the Israeli Tax Authority.

              6.18          Private Offering.  No form of general solicitation or general advertising was used by the Borrower or its Subsidiaries or their respective representatives in connection with the offer or sale of the Notes to the Purchasers pursuant to this Agreement.

              6.19          Broker’s, Finder’s or Similar Fees.  Except as set forth on Schedule 6.19, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Borrower or its Subsidiaries in connection with the Transactions based on any agreement, arrangement or understanding with the Borrower or its Subsidiaries or any action taken by the Borrower or its Subsidiaries.  Notwithstanding the foregoing or any other provision herein, no Purchaser shall be liable for any brokerage commission, finder’s fees or similar fees or commissions.

              6.20          Labor Relations.  Neither the Borrower nor any Subsidiary has committed or is engaged in any unfair labor practice (as defined in the National Labor Relations Act of 1947 and the regulations thereunder, in each case, as amended).  There is (a) no unfair labor practice complaint pending or, to the Knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or, to the Knowledge of the Borrower, threatened, (b) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Borrower, threatened against the Borrower or any Subsidiary, (c) no union representation question existing with respect to the employees of the Borrower or any Subsidiary, and to the Knowledge of the Borrower, no union organizing activities are taking place, and (d) no employment contract with any employee of the Borrower or any of its Subsidiaries except as set forth on Schedule 6.20 and the employment of all employees of the Borrower and its Subsidiaries are terminable at will without penalty or severance of any kind, except as set forth on Schedule 6.20.  Except as set forth on Schedule 6.20, the Borrower and each Subsidiary is in compliance in all material respects with all foreign, federal, state or other Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Israeli Work and Rest Hours Law – 1951 and the Israeli Severance Pay Law.   Neither the Borrower nor any Subsidiary is a party to any collective bargaining agreement, except by virtue of the expansion orders of the Israeli Ministry of the Economy or its predecessors or successors (Tzavei Harchava) that are applicable to the Borrower. All amounts that the Borrower or any Subsidiary is legally or contractually required either (i) to deduct from employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) to withhold from employees’ salaries and benefits and to pay such withholding to any employees’ pension or provident plan and/or any Governmental Authority as required by the Israeli Tax Ordinance, and/or to the Israeli national insurance in accordance with Israeli health insurance laws or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and the Borrower does not have any outstanding obligation to make any such deduction, transfer, withholding or payment the date of payment of which has passed.  The Borrower is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, national insurance, or other benefits or liabilities for employees (other than routine payments to be made in the ordinary course of business).  There are no pending claims or demands against the Borrower or any Subsidiary under any plan or policy or for long term disability.

6.21          Employee Benefit Plans.

(a)          Employee Benefit Plans and Liabilities.  Within the six-consecutive-year period immediately preceding the first day of the year in which the Closing Date occurs neither the Borrower nor any ERISA Affiliate thereof has contributed to, or has any actual or contingent, direct or indirect, liability in respect of, any employee benefit plan (as defined in Section 3(3) of ERISA) or other employee benefit arrangement (collectively, the “Plans”), other than liabilities with respect to such Plans specifically listed on Schedule 6.21.  Schedule 6.21 sets forth all Plans.  The Borrower has delivered to the Purchasers materially accurate and complete copies of all of such Plans in effect as of the date hereof.  At no time during such six year period has the Borrower or any ERISA Affiliate thereof participated in or contributed to any Multiemployer Plan, nor during such period has the Borrower or any ERISA Affiliate thereof had an obligation to participate in or contribute to any such Multiemployer Plan.  No agreement subject to Section 4204 of ERISA has been entered into in connection with Transactions.  There are no outstanding liabilities of the Borrower or any ERISA Affiliate thereof to any employee benefit plans previously maintained by the Borrower or any ERISA Affiliate thereof, and, the Borrower has no knowledge of any potential liabilities in connection therewith.  There are no actions, suits or claims, other than for benefits in the ordinary course, pending or, to the Knowledge of the Borrower, threatened against the Borrower, any ERISA Affiliate thereof or the Plans which might subject the Borrower or any ERISA Affiliate thereof to any material liability.

(b)          Plan Compliance.  The Borrower and its Subsidiaries, individually and collectively, are in compliance in all material respects with all reporting, disclosure and registration requirements applicable to it under the Code, ERISA and all federal and state securities laws, and Department of Labor, IRS and SEC rules and regulations promulgated thereunder, with respect to all of the Plans, and are not subject to any material liability, whether asserted or not, for any penalties to any Governmental Authority for late filing of any return, report or other governmental filing.  No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or, to the Knowledge of the Borrower, threatened against any fiduciary of the Plans with respect to the Plans.  No Plan, or, to the Knowledge of the Borrower, any fiduciary thereof, has been, or is currently, the direct or indirect subject of an audit, investigation, or examination by any Governmental Authority with respect to the Plans.  All of the Plans comply currently, and have complied at all times (and all former Plans have complied at all times in the past), both as to form and operation, in all material respects, with its terms and with all Requirements of Law applicable thereto.  Each of the Plans maintained by the Borrower or any ERISA Affiliate thereof that is an “employee benefit pension plan” (within the meaning of Section 3(2)(a) of ERISA) (each a “Pension Plan”) either (i) has obtained a favorable determination (covering all changes or amendments applicable under Requirements of Law) from the IRS as to its qualification under Sections 401(a) and 501(a) of the Code or, if the Pension Plan is maintained pursuant to a prototype or standardized plan, is entitled to rely on an opinion letter from the IRS, or (ii) is within the remedial amendment period (as provided in Section 401(b) of the Code) for making any required changes or amendments, and nothing has occurred before or after the date of each such determination letter as would reasonably be expected to adversely affect such qualification. All amounts that are currently owing to Plan participants (including, without limitation, former Plan participants), or contributions required to be made to the Plans have been timely paid in all material respects, contributed or accrued in accordance with past historical practices with respect to all periods prior to the Closing Date.

(c)          Prohibited Transactions.  No Plan, nor any related trust, nor the Borrower or Subsidiary, nor any trustee, administrator or other “party in interest” or “disqualified person” (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to the Plans, has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code, respectively) with respect to the participation of the Borrower or any Subsidiary therein, which could subject any of the Plans or related trusts, or any trustee, administrator or other fiduciary of any such Plan, or the Borrower or Subsidiary or any Purchaser, or any other party dealing with the Plans, to the penalties or excise tax imposed on prohibited transactions by Section 502 of ERISA or Section 4975 of the Code.

(d)          Miscellaneous.  Neither the Borrower nor any Subsidiary nor any Plan provides for or promises retiree, medical, disability, or life insurance benefits to any current or former employee, officer, or director of the Borrower or any Subsidiary other than continuation coverage required by Section 4980B of the Code.  Neither the Borrower nor any Subsidiary is a party to, or obligated, under any agreement, plan, contract or other arrangements that will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code as a result of the consummation of the Transactions.

              6.22          Patents, Trademarks, Etc.

(a)          The Borrower and each Subsidiary owns and/or has the right to use all Intellectual Property material to the conduct of its business (collectively, “IP Rights”) without any conflict with or infringement of the IP Rights of others.  Schedule 6.22 sets forth a complete list of Licenses or other Contractual Obligations relating to the Borrower’s and its Subsidiaries’ IP Rights (other than off the shelf computer software and programs and Licenses and Contractual Obligations entered in the ordinary course of business) and of registrations of patents, trademarks, service marks and copyrights including any applications therefor constituting such IP Rights.  Except as set forth in Schedule 6.22, neither the Borrower nor any Subsidiary has any obligation to pay any royalty with respect to the IP Rights.

(b)          Except as set forth in Schedule 6.22, no claims have been asserted by any Person with respect to the use by the Borrower or any Subsidiary of any such IP Rights or challenging or questioning the validity or effectiveness of any License or agreement held by the Borrower or its Subsidiaries or to which it is a party relating to any such IP Rights which claims could reasonably be expected to have a Material Adverse Effect.  The conduct of the business of the Borrower and its Subsidiaries as conducted and as proposed to be conducted does not and will not, in any material respect, conflict with or infringe upon the IP Rights of others, and neither the Borrower nor any Subsidiary has received any communication alleging any such violation.  To the Knowledge of the Borrower, no third party is infringing or violating any of the IP Rights of the Borrower or its Subsidiaries.  To the Knowledge of the Borrower, no person employed by or affiliated with the Borrower or its Subsidiaries has violated any confidential relationship that such person may have had with any third party, in connection with the development or sale of any product or service or proposed product or service of the Borrower or its Subsidiaries.

(c)          Except as disclosed on Schedule 6.22(c) (which schedule shall, for the avoidance of doubt, list the aggregate amounts, if any, due and owing to any Person, including any Governmental Authority), no IP Rights of the Borrower or any of its Subsidiaries is subject to any third party rights (including the payment of royalties), restriction, constraint, control, supervision or limitation as a result of (i) the receipt or use by the Borrower or any of its Affiliates, respective current or former directors, officers, employees or independent contractors of any funding, facilities, personnel or support from any Governmental Authority, including but not limited to the Israeli Innovation Authority and/or the Office of Chief Scientist of the Israeli Ministry of Economy, the Israel Investment Center, any foundation, including but not limited to the BIRD Foundation, or any public or private university, college, or other educational institution or research center in the development of any IP Rights of the Borrower or any of its Subsidiaries (and, to the extent Schedule 6.22(c) lists any grants or other funding from any Governmental Authority (including but not limited to the Israeli Innovation Authority, the Office of Chief Scientist of the Israeli Ministry of Economy or the Israel Investment Center) or any public or private university, college, or other educational or research institution, for purposes of the development or creation of, or research in respect of, any Intellectual Property rights or any Product, all such grants or funding occurred prior to and not after December 5, 2016), or (ii) the involvement in, contribution to, or creation or development of any IP Rights of the Borrower or any of its Subsidiaries by any current or former employee, director, officer, or independent contractor of the Borrower or any Subsidiary who performed services for or held any position with any Governmental Authority, foundation or any public or private university, college, or other educational institution or research center.  Except as disclosed on Schedule 6.22(c), no Governmental Authority, university, college, other educational institution, research center or non-profit institution provided or provides facilities, personnel or funding for the creation or development of any IP Rights of the Borrower or any of its Subsidiaries.  No current or former employee, independent contractor or shareholder of the Borrower who was or is involved in, or who contributed or contributes to, the creation or development of any IP Rights of the Borrower or any of its Subsidiaries has performed services for any institution during a period of time during which such employee, independent contractor or shareholder of the Borrower was also performing services for the Borrower or such Subsidiary.

(d)          The Borrower and its Subsidiaries have (i) complied in all material respects with their respective published privacy policies and internal privacy policies and guidelines, (ii) complied in all material respects with all Applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personal and business information (including personally identifiable information of employees, contractors, and third Persons who have provided information to the Borrower and its Subsidiaries); and (iii) taken commercially reasonable measures with respect to the protection of personal and business information against loss, damage, and unauthorized access, use, modification, or other misuse.

              6.23          Potential Conflicts of Interest.  Except as set forth on Schedule 6.23, no executive officer, director or manager (or equivalent Person) or member of the Borrower or any Subsidiary: (a) is an officer, director, manager, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Borrower or its Subsidiaries; (b) has been a party to any material transaction with the Borrower or any Subsidiary; (c) owns, directly or indirectly, in whole or in part, any material tangible or intangible property that the Borrower or its Subsidiaries use or contemplate using in the conduct of business; or (d) has any material cause of action or other material claim whatsoever against, or owes or has advanced any amount to the Borrower or any Subsidiary, except for advances in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, customary expense reimbursements existing on the date hereof, and similar matters and agreements.

              6.24          Trade Relations.  There exists no present condition or state of facts or circumstances that could reasonably be expected to have a Material Adverse Effect or prevent the Borrower or any of its Subsidiaries from conducting its business after the consummation of the Transactions, in substantially the same manner in which such business has heretofore been conducted.

              6.25          Indebtedness.  Schedule 6.25 lists (a) the amount of all Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness under this Agreement) that is in existence immediately before the Closing Date and will remain outstanding after the Closing Date, (b) the Liens that relate to such Indebtedness and that encumber the assets of the Borrower and its Subsidiaries, (c) the name of each lender thereof, and (d) the amount of any unfunded commitments, if any, available to the Borrower and its Subsidiaries in connection with any such Indebtedness facilities.

              6.26          Material Contracts.  Schedule 6.26 lists all Material Contracts.  Except as set forth on Schedule 6.26, each of the Material Contracts is in full force and effect.  Except as set forth on Schedule 6.26, the Borrower and its Subsidiaries has satisfied in full or provided for all of its liabilities and obligations under each Material Contract requiring performance prior to the date hereof in all material respects, and is not in default under any of such Material Contracts, nor does any condition exist that with notice or lapse of time or both would constitute such a default.  To the Knowledge of the Borrower, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default.  No approval or consent of any Person is needed for the Material Contracts to continue to be in full force and effect after giving effect to the Transactions.

              6.27          Insurance.  Schedule 6.27 accurately summarizes all of the insurance policies or programs of the Borrower and its Subsidiaries as of the date hereof.  All such policies are in full force and effect, are underwritten by reputable insurers, are sufficient for all applicable Requirements of Law and otherwise are in compliance with the criteria set forth in Section 8.7 hereof.  All such policies will remain in full force and effect and will not terminate or lapse by reason of any of the Transactions.

              6.28          Solvency.  Borrower and its Subsidiaries, on a consolidated basis, are Solvent after taking into account the Transactions.

              6.29          Licenses and Approvals.  The Borrower and each of its Subsidiaries holds all Licenses that are required by any Governmental Authority to permit it to conduct and operate the Borrower’s or its Subsidiaries’ business as now conducted, and all such Licenses are valid and in full force and effect and will remain in full force and effect upon consummation of the transactions contemplated by this Agreement and the other Note Documents.  The Borrower and its Subsidiaries are in compliance in all material respects with all Licenses.  Neither the Borrower nor any Subsidiary is a party to and, to the Knowledge of the Borrower, there is not, any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any Governmental Authority or any other proceedings which could in any manner threaten or adversely affect the validity or continued effectiveness of such Licenses of the Borrower or its Subsidiaries, or give rise to any order of forfeiture.  There is no pending threat of cancellation, loss, termination, modification, or nonrenewal of any such Licenses of the Borrower or its Subsidiaries, nor any basis for such cancellation, loss, termination, modification, or nonrenewal.  The Borrower has no reason to believe that such Licenses will not be renewed in the ordinary course.  The Borrower and its Subsidiaries have filed in a timely manner all material reports, applications, documents, instruments, and information required to be filed pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of its Licenses.

              6.30          Change of Control and Similar Payments.  Neither the execution, delivery and performance by the Borrower and the Guarantors of this Agreement, nor the execution, delivery and performance by the Borrower and the Guarantors of any of the other Note Documents, nor the consummation of the transactions contemplated hereby shall require any payment by the Borrower or any Subsidiary, in cash or kind, under any other agreement, plan, policy, commitment or other arrangement, other than as pursuant to the terms of the Indebtedness that is being repaid on the Closing Date in accordance with Section 8.2(a).  There are no agreements, plans, policies, commitments or other arrangements with respect to any compensation, benefits or consideration which will be materially increased, or the vesting of benefits of which will be materially accelerated, as a result of this Agreement or the other Note Documents or the occurrence of any of the transactions contemplated hereby or thereby.  There are no payments or other benefits payable by the Borrower or its Subsidiaries, the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the other Note Documents.

6.31          OFAC; Anti-Terrorism; Patriot Act.

(a)          Neither the Borrower nor any Subsidiary or any Affiliate of the foregoing: (a) is a Sanctioned Person, (b) has any assets in Sanctioned Entities, or (c) derives any operating income from Investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of the Notes will not be used and have not been used to fund any operations in, finance any Investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(b)          The Borrower and its Subsidiaries are in compliance, in all material respects, with any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the Patriot Act.  No part of the proceeds of any Note will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or any other Anti-Terrorism Law.

(c)          No Loan Party and no Subsidiary of any Loan Party (and, to the knowledge of each Loan Party, no joint venture or Affiliate thereof) (i) is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order or (iii) commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order.

6.32          Disclosure.

(a)          Agreement and Other Documents.  This Agreement, together with all exhibits and schedules hereto, the Note Documents, and the agreements, certificates and other documents furnished to the Purchasers by the Borrower at the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading provided that to the extent any such exhibit, schedule, agreement, certificate or other document was based solely upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions in the preparation of such exhibit, schedule, agreement, certificate or other document, it being understood that actual results may vary from such forecasts and that such variations may be material.

(b)          Material Adverse Effect.  There is no fact which the Borrower has not disclosed to the Purchasers in writing which could reasonably be expected to have a Material Adverse Effect.

6.33          Customers and Suppliers. Schedule 6.33 sets forth the complete and accurate list of (a) the 10 largest customers of the Loan Parties (measured by aggregate billing) during the (i) Fiscal Year most recently ended and (ii) the most recently closed Fiscal Quarter, indicating the amount of the existing contractual obligations for each such customer (and noting the relevant Loan Party), and (b) the 10 largest suppliers of materials, products or services to the Loan Parties (measured by the aggregate amount purchased by the Loan Parties during the (i) Fiscal Year most recently ended and (ii) the most recently closed Fiscal Quarter, indicating the amount of the existing contractual obligations for each such supplier (and noting the relevant Loan Party)).  Neither the Borrower nor any Subsidiary has received any written or oral cancellation notice form any such customer or supplier during the twelve month period ended December 31, 2018 or any other written or oral notice that any such customer or supplier plans to cease or substantially reduce its purchases or deliveries (as applicable) of products or services from or to the Borrower or a Subsidiary.  Except as set forth on Schedule 6.33, no customer listed on Schedule 6.33 is delinquent in its payment of any obligation to the Borrower or a Subsidiary and each account receivable owed by a customer listed on Schedule 6.33 is collectible in full in accordance with ordinary course payment terms.  Except as set forth on Schedule 6.33, no Loan Party is delinquent in its payment obligations to a supplier listed on Schedule 6.33.  Since December 31, 2017, no Loan Party has had any material dispute with any customer or supplier listed on Schedule 6.33 that would have the effect of materially and adversely affecting the commercial relationship between such Loan Party, on the one hand, and the customer or supplier, as applicable, on the other hand.

6.34          Passive Foreign Investment Company. No Loan Party has had, for any tax year beginning after May 31, 2012, (i) 75% or more of its gross income from passive sources, as that term is defined in Section 1297 of the Code, or (ii) 50% or more of its average assets which either produce passive income or are held for the production of passive income, as determined in accordance with Section 1297 of the Code.

6.35          Absence of Certain Practices.  Except as set forth on Schedule 6.35, no Loan Party or any of its Subsidiaries, or, to the Knowledge of the Borrower or any Loan Party, any director, officer, agent, employee or other Person acting on their behalf, has given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official or any other Person who is or may be in a position to help or hinder any Loan Party or its Subsidiaries or assist any Loan Party or its Subsidiaries in connection with any proposed transaction involving such Loan Party or its Subsidiaries, which gift or similar benefit, induced any party to do business with such Loan Party. No Loan Party or any of its Subsidiaries, or, to the Knowledge of the Borrower or any Loan Party, any director, officer, agent, employee or other Person acting on their behalf has (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, government officials or others; or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

6.36          Internal Controls.  Each Loan Party and its Subsidiaries maintain a system of internal control over financial reporting.  Such internal controls over financial reporting (a) provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (b) as to Borrower are designed to ensure that all material information concerning Borrower and its Subsidiaries required to be disclosed by Borrower in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.  There are no significant deficiencies or material weaknesses in the design or operation of any Loan Party’s or its Subsidiaries’ ability to record, process, summarize and report financial data. There is and has been no fraud, whether or not material, that involves management or other employees who have a significant role in any Loan Party’s and/or its Subsidiaries’ internal controls. Schedule 6.36 lists, and the Loan Parties have provided to the Purchasers, accurate and complete copies of, all formally written descriptions of, and all policies, manuals and other documents promulgating, such internal controls and procedures.

6.37          Accounts and Notes Receivable; Accounts and Notes Payable.

(a)          Except as set forth in Schedule 6.37(a), all the accounts receivable and notes receivable owing to any Loan Party or any of its Subsidiaries as of the date hereof constitute valid and enforceable claims (without any previously exercised rights of set off or compromise) arising from bona fide transactions in the ordinary course of business, consistent with past practice, and, to the Knowledge of the Borrower or any Loan Party, there are no known or, to the Knowledge of the Borrower or any Loan Party, asserted claims, refusals to pay or other rights of set-off against any thereof. Except as provided on Schedule 6.37(a), there is (i) no account debtor or note debtor delinquent in its payment by more than thirty (30) days; (ii) no account debtor or note debtor that has refused (or, to the Knowledge of the Borrower or any Loan Party, threatened to refuse) to pay its obligations for any reasons; (iii) to the Knowledge of the Borrower or any Loan Party, no account debtor or note debtor that is insolvent or bankrupt other than as set forth on Schedule 6.37(a) and (iv) no account receivable or note receivable which is hypothecated or pledged to any person (except in connection with the Notes) by any Loan Party or any of its Subsidiaries.

(b)          All accounts payable and notes payable by any Loan Party or any of its Subsidiaries to third parties as of the date hereof arise from bona fide transactions in the ordinary course of business, consistent with past practice and, except as set forth on Schedule 6.37(b), there is no such account payable or note payable more than thirty (30) days delinquent in its payment, except those contested in good faith.

6.38          Broker’s, Finder’s or Similar Fees.  There are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated by the Note Documents based on any agreement, arrangement or understanding with the Borrower or any of its Subsidiaries or any action taken by any of them.

Article 7
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby severally and not jointly represents and warrants as follows:

              7.1          Authorization; No Contravention.  The execution, delivery and performance by such Purchaser of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its Charter Documents or any amendment thereof, and (c) will not, in any material respect, violate, conflict with or result in any breach or contravention of any of its material Contractual Obligations.

              7.2          Binding Effect.  This Agreement has been duly executed and delivered by such Purchaser and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

              7.3          No Legal Bar.  The execution, delivery, and performance of this Agreement by such Purchaser will not violate in any material respect any Requirement of Law applicable to it in any material respect, assuming the accuracy and correctness of the representations and warranties made by the Borrower to the Purchasers in the Note Documents.

              7.4          Governmental Authorization; Third Party Consent.  No approval, consent, compliance, exemption or authorization of any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against such Purchaser of this Agreement or the transactions contemplated hereby.

              7.5          Broker’s, Finder’s or Similar Fees.  There are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated by the Note Documents based on any agreement, arrangement or understanding with such Purchaser or any action taken by it.

Article 8
AFFIRMATIVE COVENANTS

Until the indefeasible payment in full in cash of all Obligations under the Notes (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) or such later date as set forth below, the Borrower hereby covenants and agrees with the Purchasers as follows:

              8.1          Delivery of Financial and Other Information. The Borrower will, and will cause each other Loan Party to, maintain a system of accounting established and administered in accordance with GAAP (including reflecting in its financial statements adequate accruals and appropriations to reserves).  In addition, the Borrower shall deliver or cause to be delivered to the Purchasers the following:

(a)          Within ninety (90) days after the close of each Fiscal Year, an unqualified audit report certified by Ernst & Young (including any of its international affiliated firms) or such other independent certified public accountants selected by the Borrower and reasonably acceptable to Collateral Agent, prepared in accordance with GAAP, without qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item) including consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of operations, changes in shareholders’ equity and cash flows for such Fiscal Year, all such financial statements to be prepared in accordance with GAAP and accompanied by (i) any management letter prepared by said accountants, and (ii) a management summary, discussion, and analysis prepared by an authorized officer of the Borrower setting forth in narrative form all significant operational and financial events and activities affecting the Borrower and its Subsidiaries during such Fiscal Year.

(b)          Within forty five (45) days after the close of each Fiscal Quarter, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries and as of the end of such Fiscal Quarter and the related consolidated and consolidating statements of operations, changes in shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, prepared in accordance with GAAP and setting forth in each case in comparative form, the figures for (i) the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year (as applicable), (ii) the immediately preceding Fiscal Quarter and (iii) the annual budget described in Section 8.1(g) for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all of which shall be prepared in an actual-to-budget comparative format in relation to the applicable annual budget described in Section 8.1(g) hereof and shall be certified by an authorized officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries, as of the respective dates thereof, and the results of operations and cash flows thereof, as of the respective dates or for the respective periods set forth therein and accompanied by a management summary, discussion, and analysis prepared by an authorized officer of the Borrower setting forth in narrative form all significant operational and financial events and activities affecting the Borrower and its Subsidiaries during such Fiscal Quarter.

(c)          Within (1) the dates noted in 9.20(d) for the months from October 2018 through and including December 2018, (2) within forty-five (45) days after the close of each month  from January 2019 through and including March 2019, (3) thirty (30) days after the close of each calendar month from April through June 2019, and (4) fifteen (15) days after the close of each calendar month thereafter, (i) an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries and the related consolidated and consolidating statements of operations, changes in shareholders’ equity and cash flows for such month and for the portion of the Fiscal Year ended at the end of such month, prepared in accordance with GAAP and setting forth in each case in comparative form, the figures for the immediately preceding month, all of which shall be certified by an authorized officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries, as of the respective dates thereof, and the results of operations and cash flows thereof, as of the respective dates or for the respective periods set forth therein, (ii) an accounts payable aging report and an accounts receivable aging report, each in form and substance reasonably satisfactory to the Required Purchasers, and (iii) a revenue report in form and substance reasonably satisfactory to the Required Purchasers and with no less detail than such report contained in the Borrower’s financial model delivered to the Purchasers prior to the Closing Date, which report shall include by business segment: (s) revenue and billings, (t) number of customers, (u) number of new customers added, (v) number of customers dropped, (w) churn (net and gross) and (x) the reporting spreadsheet in the form provided to Collateral Agent and attached hereto as Schedule 8.1(c).  It is understood and agreed that such revenue report in the detail specified with items (s) through (w) shall not be required until periods after March 2019.  The reporting spreadsheet in the form attached hereto as Schedule 8.1(c) shall be provided monthly to the Collateral Agent within ten (10) days after the beginning of each month.

(d)          Together with the financial statements required under Sections 8.1(a), Section 8.1(b), and Section 8.1(c), a Compliance Certificate signed by an authorized officer of the Borrower (i) evidencing the Loan Parties’ compliance with the financial covenants contained in Section 9.20 hereof and (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

(e)          Promptly upon receipt thereof, any reports (including, without limitation, any management letters and/or reports) submitted to the Borrower or any Subsidiary (other than reports previously delivered pursuant to Sections 8.1(a), 8.1(b) and 8.1(c) above) by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Subsidiary.

(f)          Promptly upon receipt or transmission thereof, and in any event no later than two (2) Business Days after the date of such receipt or transmission, provided that the delivery thereof is not prohibited by any Requirement of Law, copies of all communications to and from Governmental Authorities regarding notice of material enforcement proceedings, complaints, inspections, and related matters addressed to the Borrower or any Subsidiary.

(g)          As soon as available, but in any event no later than thirty (30) days prior to the end of the Fiscal Year, (i) consolidated capital and operating expense budgets, projections of sources and applications of funds, balance sheets and profit and loss projections, all for each month of the applicable Fiscal Year and for each Fiscal Year for the forthcoming three Fiscal Years, all itemized in detail (including itemization of provisions for officers’ compensation), together with any material revisions thereto, which such budgets and projections shall be certified by the chief financial officer of the Borrower, (ii) copies of valuations of the Borrower’s business, in form and substance (including as to scope and underlying assumptions) satisfactory to the Purchasers for the forthcoming fiscal year, and (iii) a certificate, signed by the chief financial officer of the Borrower, certifying that the Borrower and its Subsidiaries, on a consolidated basis, are Solvent as of such date, which such certificate shall include supporting information and calculations acceptable to the Purchasers.

(h)          Promptly after filing, copies of the annual federal and state income Tax Returns of the Borrower and each Subsidiary for the immediately preceding year, any filings with the SEC and, if requested by any Purchaser, copies of all reports filed with any federal, state or local Governmental Authority.

(i)          Promptly upon receipt by the Borrower or any Subsidiary, written notice of any material default which has not been waived or cured, given to any such Loan Party by any creditor or lessor to whom the Borrower or any Subsidiary has material debt or other obligations.

(j)          Promptly upon obtaining knowledge thereof, written notice of any litigation claiming in excess of $100,000 from the Borrower or any Subsidiary, or which could be expected to otherwise have a Material Adverse Effect and copies of any pleadings associated therewith.

(k)          As soon as available, copies of all statements, reports, press releases, and other documents relating to the financial condition of the Borrower, each Subsidiary and their respective business operations as required to be furnished to any lender of the Borrower or any Subsidiary.

(l)          Promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary, provided that the delivery thereof is not prohibited by any Requirement of Law, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary.

(m)          Together with the financial statements required under Section 8.1(c), copies of any (i) board materials provided to the Board of the Borrower or any Subsidiary and (ii) monthly materials prepared for use by management of the Borrower or any Subsidiary, in each case, not yet delivered to the Purchasers; provided that the Purchasers may be denied access to any such materials, if and to the extent the Borrower reasonably and in good faith determines (x) such denial is reasonably necessary based on the reasonable advice of counsel to preserve attorney-client privilege, (y) there exists an actual or potential conflict of interest between the Purchasers, and the Borrower or its Subsidiaries, as applicable, or (z) based on the reasonable advice of counsel, such denial is required by Applicable Laws.

(n)          Promptly upon the filing or sending thereof, and in any event within three (3) Business Days after filing thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form F-8); and copies of all proxy statements or other communications made to security holders generally; provided that filing or furnishing of such report, registration statement, proxy statement or other communication with the SEC via the EDGAR system shall be deemed to be furnishing of the same to Purchasers.

(o)          Promptly, and in any event within one (1) Business Day after receipt thereof by the Borrower or any Subsidiary of notice of any “breach”, “default” or “event of default” (and copies of any written notices thereof) pursuant to the terms of the Convertible Note Agreement, or other notices, amendments, waivers, consents or modifications (including borrowing notices, conversion notices, compliance certificates, borrowing base certificates and any other material notices in the ordinary course of business) required to be given under the Convertible Note Agreement, whether or not such notice or notification requirement has been waived by any party to such agreement.

(p)          Promptly, and in any event within one (1) Business Day after the Borrower or any other Loan Party becomes aware of or has knowledge of any event or condition that constitutes a Default or Event of Default, provide written notice of such event or condition and a statement of the curative action that the Borrower proposes to take with respect thereto.

(q)          The items set forth on Schedule 8.1(q) within the timeframe specified therein.  In addition, each Loan Party agrees to use commercially reasonable efforts in cooperation with the Purchasers to facility and implement a system or systems of electronic (as described on Schedule 8.1(q)) collateral reporting in order to provide electronic reporting of each of the items set forth Schedule 8.1(q).

(r)          The Borrower shall deliver to the Collateral Agent, contemporaneously with the furnishing of a copy of each annual, quarterly and monthly report pursuant to paragraphs (a), (b) and (c) of Section 8.1 a reporting package, in form and substance acceptable to Collateral Agent, containing the following information with respect to the Borrower and its Subsidiaries on a consolidated and consolidating basis: (i) net working capital including days payable and receivable, and (ii) commencing April 2019, billings, bookings and backlog based ATR, ACV, TCV, and ARR measured quarterly; actual renewals vs. ATR for each category, and appropriate professional services metrics including utilization, EACs and ETCs.  In addition, Borrower shall deliver to the Collateral Agent, on a quarterly basis (at the same time as the quarterly report pursuant to paragraph (b) of Section 8.1), a schedule of all deals where total billings are larger than ACV.

(s)          Such other information (including non-financial information) as any Purchaser may from time to time reasonably request.

Documents required to be delivered pursuant to Section 8.1(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Purchaser has access; provided that:  (i) the Borrower shall deliver paper copies of such documents to any Purchaser upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by such Purchaser and (ii) the Borrower shall notify each Purchaser (by telecopier or electronic mail) of the posting of any such documents and provide electronic mail electronic versions (i.e., soft copies) of such documents.

The Borrower hereby acknowledges that certain of the Purchasers (each, a “Public Purchaser”) may have personnel who do not wish to receive material non-public information (“MNPI”) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will clearly and conspicuously mark the materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) that may be distributed to the Public Purchasers as either (x) “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof or (y) “PRIVATE”. By marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Purchasers to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws. Notwithstanding anything to the contrary required in this Agreement, the Borrower hereby agrees that at the Collateral Agent’s or any Purchaser’s request, it will not provide any information marked “PRIVATE” or any other MNPI to any Public Purchaser. Unless such Purchaser has elected not to receive any “PRIVATE” information or any other MNPI pursuant to the prior sentence, each Purchaser acknowledges and agrees that it may receive MNPI hereunder concerning the Loan Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws.

8.2          Use of Proceeds.

(a)          The Borrower shall use the proceeds of the sale of the Notes hereunder only as follows: (i) to pay off the Indebtedness from Silicon Valley Bank; (ii) for general corporate purposes and working capital requirements of the Borrower and its Subsidiaries, and (iii) to pay the closing fee and all other fees and expenses in connection with this Agreement.

(b)          The Borrower shall not use any proceeds of the sale of the Notes hereunder to, directly or indirectly, purchase or carry any “margin stock” (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any “margin stock” in violation of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

              8.3          Notice of Default or Material Adverse Effect.  The Borrower will give prompt notice in writing to the Purchasers upon becoming aware of the following: (a) the occurrence of any Default or Event of Default under this Agreement (such notice to specify the nature and period of existence thereof and what action the Borrower is taking (and proposes to take) with respect thereto), (b) the occurrence of any event which constitutes or which with the passage of time or giving of notice or both would constitute an event of default under any Material Contract, (c) the occurrence of any event which constitutes or which with the passage of time or giving of notice or both would constitute a default under any other Contractual Obligation which could reasonably be expected to have a Material Adverse Effect and (d) any development or other information outside the ordinary course of business of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

8.4          Accounts Receivable.

(a)          Schedules and Documents Relating to Accounts.  The Borrower shall deliver to the Collateral Agent transaction reports and schedules of collections that are available internally; provided, however, that the Borrower’s failure to execute and deliver the same shall not affect or limit the Collateral Agent’s Lien and other rights in all of the Borrower’s Accounts.  If requested by the Collateral Agent, the Borrower shall furnish the Collateral Agent with copies (or, at the Collateral Agent’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, the Borrower shall deliver to the Collateral Agent, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b)           Disputes.  The Borrower shall promptly notify the Collateral Agent of all disputes or claims in excess of $50,000 relating to the Accounts. The Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) the Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to the Collateral Agent in the regular reports provided to the Collateral Agent; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Obligations will not exceed the Qualified Assets.

8.5          Remittance of Proceeds.  Except as otherwise expressly provided in this Agreement, after the occurrence and during the continuance of an Event of Default, the Borrower shall deliver (or cause the Loan Parties to deliver), in kind, all proceeds arising from the disposition of any Collateral to the Collateral Agent in the original form in which it was received by the Borrower or applicable Loan Party not later than the following Business Day after receipt by the Borrower or the applicable Loan Party, to be applied to the Obligations, in accordance with Section 3.3 hereof.   After the occurrence and during the continuance of an Event of Default,] the Borrower agrees that it will not, and will cause the Loan Parties to not, commingle proceeds of Collateral with any of its other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for the Collateral Agent. Nothing in this Section 8.5 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

              8.6          Conduct of Business.  The Borrower will, and will cause each other Loan Party to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or those reasonably related or ancillary thereto and do all things necessary to remain duly incorporated or organized, validly existing and in good standing as a domestic corporation or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except to the extent the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

              8.7          Taxes and Claims.  The Borrower will, and will cause each of its Subsidiaries to:

(a)          Timely file complete and correct United States federal and state income and applicable foreign, state and local Tax Returns required by law, in each case with due regard for any extension of time within which to file such Tax Return, and pay when due all Taxes, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, which deferment of payment is permissible so long as no Lien, other than a Permitted Lien has been entered and the Borrower’s and its Subsidiaries’ title to, and its/their right to use, its/their Properties are not materially adversely affected thereby; and

(b)          Pay and perform (i) all Obligations under this Agreement and the other Note Documents and (ii) except where failure to do so could not reasonably be expected to result in a Default hereunder or have a Material Adverse Effect, all other Indebtedness, obligations and liabilities in accordance with customary trade practices; provided that the Borrower or such Subsidiary may contest any item described in clause (ii) above in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

8.8          Insurance.

(a)          The Borrower will, and will cause each of its Subsidiaries to, maintain with reputable insurance companies insurance in such amounts and covering such risks as set forth on Schedule 8.8 and is otherwise consistent with sound business practice, including, without limitation, property and casualty insurance on all of its Property, general liability insurance, workers compensation insurance, business interruption insurance, and directors and officers liability insurance and maintain such insurance as is required by the terms of any Collateral Document. All such insurance policies shall contain the provision that the Purchasers be given 30 days written notice of intent to terminate by either the Borrower or any of its Subsidiaries or insuring company, and, with respect to any liability policies, policies providing coverage on the business or properties of the Borrower and/or its Subsidiaries or other material insurance policies of the Borrower and/or its Subsidiaries (including employment practices liability and intellectual property insurance coverage), shall name Collateral Agent as lenders loss payee or additional insured, as applicable, thereunder.  The Borrower will, and will cause each of its Subsidiaries to, furnish to the Purchasers upon request full information as to the insurance carried by it.

(b)          The Borrower will, and will cause each of its Subsidiaries to, at all times keep its Property which is subject to the Lien of any Collateral Document insured in favor of the Purchasers, and all policies or certificates (or certified copies thereof) with respect to such insurance.  At or prior to the Closing Date, the Borrower shall furnish certificates of insurance issued on applicable ACORD Forms with respect to property and liability insurance for the Borrower.  The Borrower will, and will cause each of its Subsidiaries to, notify the Purchasers, promptly, upon receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

(c)          If the Borrower shall fail to maintain all insurance in accordance with this Section 8.8 or to timely pay or cause to be paid the premium(s) on any such insurance, or if the Borrower shall fail to deliver all certificates with respect thereto, the Purchasers shall have the right (but shall be under no obligation) to procure such insurance or pay such premiums, and the Borrower agrees to reimburse the Purchasers, on demand, for all costs and expenses relating thereto.

              8.9          Compliance with Laws and Material Agreements.

(a)          The Borrower will, and will cause each of its Subsidiaries to, comply with any and all Requirements of Law to which it may be subject including, without limitation, all Environmental Laws, and obtain any and all Licenses necessary to the ownership of its Property or to the conduct of its businesses.  The Borrower will, and will cause each of its Subsidiaries to, timely satisfy all material assessments, fines, costs and penalties imposed by any Governmental Authority against such Person or any Property of such Person except to the extent such assessments, fines, costs, or penalties are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has set aside on its books adequate reserves in accordance with GAAP.  The Borrower will, and will cause each of its Subsidiaries to, comply with any and all agreements or instruments evidencing Indebtedness and any other material agreement to which it is a party or by which it is bound, where such default would result in a Material Adverse Effect.

(b)          The Borrower will file or furnish, on a timely basis in accordance with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), all statements (including financial statements), reports, schedules, forms and other documents (other than any immaterial Form 3, 4, 5 or 6-K filings or any filings relating solely to benefit plans), required to be filed or furnished with or to the SEC.

(c)          Each Fiscal Year, the Collateral Agent shall have the right, through counsel of the Collateral Agent’s choice, to conduct a review (in scope reasonably satisfactory to the Collateral Agent in a manner that does not materially interfere with the business operations of the Loan Parties) of (i) the forms of customer contracts in use by the Loan Parties, (ii) the Loan Parties’ compliance management systems and any policies and procedures related thereto (iii) the Loan Parties’ servicing guidelines, documents and materials, and (iv) privacy notices, any information relating to consumer complaints, or any other materials provided to or presented to consumers. All reasonable costs and expenses incurred by the Collateral Agent in connection with such reviews and reports shall be promptly reimbursed by the Loan Parties after receipt of supporting documentation.  Each Loan Party shall at all times enforce and fully implement its compliance management systems to ensure compliance with all Requirements of Law and all other material orders, writs, injunctions and decrees applicable to it.

              8.10          Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property (other than Property that is obsolete, surplus, or no longer used or useful in the ordinary conduct of its business) in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted), make all necessary and proper repairs, renewals and replacements such that its business can be carried on in connection therewith and be properly conducted at all times and pay and discharge when due the cost of repairs and maintenance to its Property, and pay all rentals when due for all real estate leased by such Person.

              8.11          Audits and Inspection.

(a)          The Borrower will, and will cause each of its Subsidiaries to, permit the Collateral Agent, and any of its representatives or designees, to visit and inspect any of its Property, books of account, records and reports to examine, audit and make copies thereof, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, managers, employees and independent certified public accountants at such times and intervals as the Collateral Agent may designate upon advance notice to the Borrower (except following the occurrence and during the continuance of an Event of Default in which case no advance notice shall be required). The documented out-of-pocket costs and expenses associated with such activities shall be paid by the Borrower.

(b)          Each Loan Party authorizes the Collateral Agent and the Purchasers to communicate directly with such Loan Party’s independent certified public accountants and authorizes such accountants to disclose to the Collateral Agent and the Purchasers any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of such Loan Party; provided that if no Event of Default exists (i) a representative of the Loan Party shall be permitted to participate in all such communications and (ii) such communication rights shall be exercised no more frequently than annually.  At the request of the Collateral Agent or any Purchaser, each Loan Party shall deliver a letter addressed to such accountants authorizing them to communicate directly with the Collateral Agent and the Purchasers in accordance with the foregoing.

              8.12          Issue Taxes.  The Borrower shall pay all Taxes, if any, in connection with the issuance of the Notes.  The obligations of the Borrower hereunder shall survive the payment of the Obligations and the termination of the Note Documents.

              8.13          Employee Benefit Plans.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA and not withdraw from any such Plans, unless such withdrawal can be effected or such Plans can be terminated without material liability to the Borrower or its Subsidiaries, (b) make contributions to all such Plans in a timely manner and in a sufficient amount to comply in all material respects with the standards of ERISA, including, without limitation, the minimum funding standards of ERISA, (c) comply in all material respects with all requirements of ERISA, (d) notify the Purchasers promptly upon receipt by the Borrower or any Subsidiary of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Plans by the PBGC or the appointment of a trustee to administer such Plans, (c) promptly advise the Purchasers of the occurrence of any Reportable Event or non-exempt prohibited transaction (as defined in ERISA) with respect to any such Plans of which Borrower becomes aware, and (f) amend any Plan that is intended to be qualified within the meaning of Section 401 of the Code to the extent necessary to keep the Plan qualified and to cause the Plan to be administered and operated in a manner that does not cause the Plan to lose its qualified status.

               8.14          Environmental Covenants.  The Borrower will, and will cause each of its Subsidiaries to:

(a)          use and operate all of its facilities and Properties in material compliance with all Environmental Laws, keep all necessary Licenses in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

(b)          promptly notify the Purchasers and provide copies upon receipt of all written claims or complaints relating to compliance of the Properties with Environmental Laws, and shall promptly seek to cure and diligently pursue and have dismissed with prejudice any such actions and proceedings to the satisfaction of the Purchasers; and

(c)          provide such information and certifications which any Purchaser may reasonably request from time to time to ensure compliance with this Section 8.14.

              8.15          Website Links.  The Borrower will, and will cause each of its Subsidiaries to, permit each Purchaser to place on its website a link to the Borrower’s and each of its Subsidiaries’ websites.

              8.16          Further Assurances.  The Borrower will, and will cause each of its Subsidiaries to, take any action reasonably requested by any Purchaser in order to effectuate the purposes and terms contained in this Agreement or any of the Note Documents.

              8.17          Board Observation.  For so long as the Obligations are outstanding and no Affiliate of Hale Capital Partners, LP is serving on the Board, the Purchasers shall have the right to appoint Martin Hale Jr. (or another Hale Capital representative acceptable to the Purchasers), by written notice to the Borrower from time to time, as an observer (the “Observer”) to the board of directors or similar governing body of the Borrower and each of its Subsidiaries (the “Board”).  The Observer shall have the right to attend (which attendance may occur telephonically at the election of the Observer) and participate in all meetings of the Board and any committees thereof.  The Observer shall have no right to vote on any matter presented to the Board or any committee thereof.  The Borrower shall give the Observer written notice of each meeting thereof at the same time and in the same manner as the other members of the Board or such committee receive notice of such meetings.  The Borrower shall permit the Observer to attend and participate in all meetings thereof.  The Observer shall be entitled to receive all written materials and other information given to other members of the Board and such committees in connection with such meeting or otherwise (including, for the avoidance of doubt, such monthly information rights in the same manner and scope prepared for use by management and the Board), at the same time such materials and information are given to the other members of the Board and such committees, and the Observer shall keep such materials and information confidential, and shall abide by the Borrower’s insider trading policy.  If the Borrower or any Subsidiary proposes to take any action by written consent in lieu of a meeting of the Board, then the Borrower shall give written notice thereof to the Observer describing the nature and substance of such action and including the text of such written consents.  The Borrower shall pay and reimburse the reasonable and documented out-of-pocket costs and expenses of the Observer incurred in connection with traveling to and attending such meetings of the Board and committees.  Notwithstanding anything contained in this Section 8.17 to the contrary, the Observer designated hereunder may be excluded from any meeting (or portion thereof), or denied access to any materials, if and to the extent the Board reasonably and in good faith determines (i) such recusal is reasonably necessary based on the advice of counsel to preserve attorney-client privilege, (ii) there exists, with respect to any deliberation or board or committee materials, an actual or potential conflict of interest between the Observer, and the Borrower or its Subsidiaries, as applicable, or (iii) based on the advice of counsel, such recusal is required by Applicable Laws.

              8.18          Intellectual Property.

(a)          At the request of the Collateral Agent, in order to facilitate filings with the United States Patent and Trademark Office and the United States Copyright Office or any applicable foreign office, the Borrower will, and will cause each Guarantor to, execute and deliver to the Collateral Agent one or more Intellectual Property Security Agreements to further evidence the Purchasers’ Lien on such Person’s Intellectual Property.  The Borrower will, and will cause each Guarantor to, take the steps described in this Section 8.18 with respect to all new or acquired Intellectual Property to which the Borrower or any Guarantor is now or later becomes entitled that is necessary in the conduct of such Person’s business.  The Borrower acknowledges and agrees that the Purchasers shall have no duties with respect to any Intellectual Property or Licenses of the Borrower or its Subsidiaries.

(b)          The Borrower and the Guarantors shall have the duty, with respect to Intellectual Property that is necessary in the conduct of such Person’s business (i) to prosecute diligently any trademark application or service mark application that is part of the trademarks pending as of the date hereof or hereafter, (ii) to prosecute diligently any patent application that is part of the patents pending as of the date hereof or hereafter, and (iii) to take all reasonable and necessary action to preserve and maintain all of the Borrower’s and the Guarantors’ trademarks, patents, copyrights, Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, except in  cases of (i) and (ii), where Borrower, in its reasonable opinion, determines that the costs for engaging in such prosecution activities exceeds the likely benefit of continued prosecution and except in the case of (iii) where Borrower, in its reasonable opinion, determines that the costs of preserving and maintaining exceeds the value Borrower obtains from such preservation and maintenance.  Borrower and each Guarantor shall require all employees, consultants, and contractors of the Borrower and the Guarantors who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment to the Borrower or such Guarantor of Intellectual Property rights created or developed and obligations of confidentiality. Neither the Borrower nor any Guarantor shall abandon any Intellectual Property or License that is necessary in the conduct of the Borrower’s or such Guarantor’s business.

(c)          The Borrower will, and will cause each of the Guarantors to, promptly file an application with the United States Copyright Office or any applicable foreign office for any copyright that has not been registered with the United States Copyright Office or such applicable foreign office if such copyright registration is necessary in connection with the conduct of such Person’s business.  Any expenses incurred in connection with the foregoing shall be borne by the Borrower or the Guarantors.

(d)          Neither the Borrower nor any Guarantor shall enter into any Intellectual Property License to receive any license or rights in any Intellectual Property of any other Person unless the Borrower or Guarantors have used commercially reasonable efforts to permit the assignment of or grant of a Lien in such Intellectual Property License (and all rights of the Borrower or Guarantors thereunder) to the Purchasers.

(e)          Neither the Borrower nor any Subsidiary shall accept any grants or other funding from any Governmental Authority (including but not limited to the Israeli Innovation Authority, the Office of Chief Scientist of the Israeli Ministry of Economy or the Israel Investment Center) or any public or private university, college, or other educational or research institution, for purposes of the development or creation of, or research in respect of, any Intellectual Property rights or any Product.

              8.19          Replacement of Notes.  Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity reasonably satisfactory to the Borrower (provided that an institutional Purchaser of a Note may instead deliver to the Borrower an indemnity agreement in form and substance reasonably satisfactory to the Borrower), or, in the case of any such mutilation, upon surrender and cancellation of the Note, as the case may be, the Borrower will issue a new Note of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note.

8.20          Landlord and Bailee Agreements.  Each Loan Party shall (i) obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each property leased from an Affiliate of a Loan Party and (ii) use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor (other than Affiliates) of each leased property, bailee in possession of any Collateral or mortgagee of any owned property, in each case, with respect to the Borrower’s headquarters or any location where Borrower or any of its Subsidiaries conduct material operations, any location located in a landlord lien state, and each other location where any Collateral having a value in excess of $250,000 is stored or located, which agreement shall be reasonably satisfactory in form and substance to the Collateral Agent; provided, that, in any event the locations for which no landlord agreement or other waiver is required pursuant to clause (ii) holds Collateral, individually or in the aggregate, in excess of $500,000, each Loan Party shall use commercially reasonable efforts to obtain such landlord agreements or waivers for such locations such that locations not subject to landlord agreement or other waivers does not hold Collateral in excess of $500,000.

8.21          Foreign Pension Plans and Benefit Plans.  Except as set forth on Schedule 8.21, none of the Loan Parties or any of their Subsidiaries maintain or contribute to, or are required to maintain or contribute to, or have any liability or contingent liability with respect to, any Foreign Benefit Plans and Foreign Pension Plans.

8.22          Post-Closing Obligations.

(a)          Upon the occurrence of a Material Acquisition Change, the Borrower shall promptly seek to consummate an equity financing that will result in gross proceeds to the Borrower of at least $5,000,000 from the issuance and sale of its Capital Stock.  To the extent the Net Working Capital of the Borrower is negative, the Collateral Agent may require the Borrower to use the proceeds from such issuance and sale of its Capital Stock to restore the Net Working Capital balance to zero with any excess proceeds being used to repay the Obligations and the Convertible Note Obligations in the manner provided for in the Guaranty and Collateral Agreement.

(b)          Within twenty (20) days following the Closing Date, the Borrower shall have entered into a third party source code escrow agreement for the escrow of the Borrower’s software with a software escrow agent identified by the Collateral Agent on terms and conditions satisfactory to, and for the benefit of, the Collateral Agent.

(c)          At the request of the Collateral Agent, the Borrower shall take such actions as are necessary to cause the Borrower to be redomiciled in the United States by no later than December 31, 2019.

(d)          Within ten (10) days following the Closing Date, Borrower shall have delivered to Collateral Agent (i) evidence of insurance complying with the requirements of Section 8.8 and (ii) separate certificates or policy language naming the Collateral Agent as an additional insured on all liability policies and lenders’ loss payee on all property policies for the business and properties of each Loan Party.

(e)          Within thirty (30) days following the Closing Date, the Collateral Agent shall have received a duly executed Collateral Access Agreement, signed by each of the applicable parties thereto, for all of the properties where the Loan Parties presently conduct their business

(f)          Following the Closing Date, the Borrower and its Subsidiaries shall take such action, and execute such documents, as may be requested by the Collateral Agent in order to perfect its Lien on the Collateral.

(g)          The Collateral Agent agrees that the disclosure schedules to the Merger Agreement shall, solely for purposes of any schedules to Article 6, constitute the disclosure schedules to this Agreement; provided, that, (i) the Borrower shall provide disclosure schedules specific to Article 6 of this Agreement within ten (10) days following the Closing Date and (ii) the Borrower shall provide all schedules and exhibits to the Collateral Documents (including the Guaranty and Collateral Agreement, the Intellectual Property Security Agreement and any documents referenced in the Guaranty and Collateral Agreement and Intellectual Property Security Agreement).

Article 9
NEGATIVE COVENANTS

Until the indefeasible payment in full in cash of all Obligations under the Notes (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) or such later date as set forth below, the Borrower hereby covenants and agrees with the Purchasers as follows:

              9.1          Distributions.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, make or declare or incur any liability to make any Distributions in respect of the Capital Stock of the Borrower, except that (i) a Subsidiary of the Borrower may declare and pay dividends on its outstanding Capital Stock to the Borrower or to a Wholly-owned Material Subsidiary of the Borrower that is a Loan Party; and (ii) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock.

              9.2          Indebtedness.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness (directly or indirectly), except:

(a)          the Obligations;

(b)          Indebtedness existing on the date hereof and described in Schedule 9.2;

(c)          Capital Lease Obligations and purchase money Indebtedness in an aggregate amount not to exceed $893,000 as of September 30, 2018, with no more than $25,000 of additional Capital Lease Obligations in any future twelve (12) month period;

(d)          Unsecured Indebtedness incurred pursuant to Section 9.5(b) solely to the extent such Indebtedness is subordinated to the Obligations and the Convertible Note Obligations in all respects;

(e)          endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(f)          Indebtedness with respect to surety and appeal bonds, performance bonds, bid bonds, completion guarantees and similar obligations incurred in the ordinary course of business;

(g)          accrual of interest, accretion or amortization of original issue discount, in each case, on Indebtedness permitted hereunder;

(h)          Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Borrower or any Subsidiary in the ordinary course of business, including guarantees or obligations of the Borrower or any Subsidiary with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed); provided that neither the Borrower nor any Subsidiary shall incur such Indebtedness for the account of, for the benefit of, or in support of any non-Loan Party;

(i)          Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts that are promptly repaid incurred in the ordinary course of business;

(j)          the Convertible Note Obligations; and

(k)          Intercompany loans from a Subsidiary to the Borrower; provided, that, any such Indebtedness is subordinated to the Obligations and the Convertible Note Obligations, in form and substance satisfactory to the Collateral Agent, and the intercompany notes evidencing such Indebtedness are pledged in favor of the Collateral Agent.

              9.3          Mergers.  The Borrower will not merge or consolidate with or into any other Person other than with another Loan Party in a transaction in which the Borrower is the surviving entity.  The Borrower will not cause or permit any of its Subsidiaries to, merge or consolidate with or into any other Person that is not a Loan Party (and any such merger shall be subject to such surviving Subsidiary constituting a Material Subsidiary).

              9.4          Sales of Assets.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, sell, assign, License, lease, convey, exchange, transfer or otherwise dispose of its Property (each, a “Disposition”) (including, without limitation, any Capital Stock of any Subsidiary owned by the Borrower or another Subsidiary) to any other Person, except:

(a)          Dispositions of Inventory in the ordinary course of business;

(b)          Dispositions of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries in the ordinary course of business;

(c)          leases, non-exclusive licenses or sublicenses of real or personal property in the ordinary course of business, in each case subject to the Liens granted under the Note Documents;

(d)          Investments in compliance with Section 9.5(b);

(e)          Dispositions, settlements and writeoffs of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and in an aggregate amount not to exceed $100,000 in any fiscal year; provided, that, invoice adjustments where a credit is issued, but a new invoice for a like amount is provided to the same customer solely to correct technical billing errors shall not be counted towards such amount;

(f)          Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property and, in each case, so long as Collateral Agent has a Lien with respect to such replacement property with the same priority as the Lien of Collateral Agent with respect to the Property disposed of;

(g)          subject to Section 3.2(c)(iii), Dispositions which constitute, or which are subject to, a casualty event;

(h)          Dispositions by any Loan Party to any other Loan Party that is a Material Subsidiary other than a Disposition by a Domestic Subsidiary to a Foreign Subsidiary;

(i)          (i) any lapse of Intellectual Property by any Loan Party that is not economically desirable in the conduct of the Loan Parties’ business or (ii) any abandonment of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), such lapse is not materially adverse to the interests of the Purchasers and such Intellectual Property is not then being used by the Loan Parties in the ordinary course of business; and

(j)          Disposition of a non-Material Subsidiary that is approved by the Board (with at least eighty percent (80%) of the members of the Board approving such Disposition) and the proceeds of which are applied in accordance with Section 3.2(c)(ii).

              9.5          Investments and Acquisitions.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except for:

(a)          Cash Equivalent Investments, subject to Deposit Account Control Agreements in favor of the Collateral Agent on behalf of the Purchasers or otherwise subject to a perfected security interest in favor of the Collateral Agent on behalf of the Purchasers, and purchases of assets in the ordinary course of business;

(b)          Investments (including intercompany loans) in Wholly-owned Subsidiaries that are Loan Parties so long as the Collateral Agent has a first priority, perfected Lien in any intercompany loans and has received an intercompany note evidencing such intercompany loans, together with transfer powers executed in blank in  connection therewith, and such intercompany loans are subordinated in all respects to the Obligations and the Convertible Note Obligations;

(c)          Investments comprised of (i) accounts receivables or notes payable owing to the Borrower or Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements of negotiable instruments held for collection in the ordinary course of business or (iii) lease, utility and other similar deposits made in the ordinary course of business;

(d)          Investments in securities of trade creditors, customers, suppliers or account debtors received in satisfaction or partial satisfaction of obligations owing to it or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors, customers, suppliers or account debtors;

(e)          deposits of cash made in the ordinary course of business to secure performance of operating leases permitted hereunder;

(f)          Investments existing on the Closing Date and set forth on Schedule 9.5; and

(g)          extensions of payment terms made to customers in the ordinary course of business.

              9.6          Liens.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, create, incur or suffer to exist, any Lien in, of or on its or their Property (whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom), except the following (“Permitted Liens”):

(a)          Subject to Section 8.7 hereof, Liens for Taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, so long as the Borrower’s or Subsidiary’s title to, and its right to use, its Properties are not materially adversely affected thereby;

(b)          Subject to Section 8.7 hereof, Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, so long as the Borrower’s or Subsidiary’s title to, and its right to use, its Properties are not materially adversely affected thereby;

(c)          Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d)          (i) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character, as arise in the ordinary course of business and that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary course of business of the Borrower or any Subsidiary and (ii) minor defects in title, in each case, which do not materially interfere with the conduct of the Borrower’s and its Subsidiaries’ business or the utilization thereof in the business of the Borrower or its Subsidiaries;

(e)          Liens existing on the date hereof and described in Schedule 9.6;

(f)          Liens securing the Obligations;

(g)          Liens securing Indebtedness permitted under Section 9.2(c); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired;

(h)          Liens arising out of judgments, attachments or awards not resulting in an Event of Default under Section 10.1(i);

(i)          Liens (i) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (ii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(j)          leases, licenses or sublicenses of the properties of the Borrower or its Subsidiaries, in each case as otherwise permitted under Section 9.4 hereof and entered into in the ordinary course of the Borrower’s or its Subsidiaries’ business so long as such leases, licenses or sublicenses do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries, or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(k)          (i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalent Investments on deposit in one or more accounts maintained by the Borrower or its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements and (ii) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(l)          the title and interest of a lessor or sublessor in and to personal property leased or subleased, in each case extending only to such personal property;

(m)          non-exclusive licenses of Intellectual Property rights in the ordinary course of business; and

(n)          Liens on the collateral securing the Convertible Note Debt.

9.7          Restricted Debt Payments.  No Loan Party nor any Subsidiary shall pay, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness other than (i) with respect to any Convertible Note Debt and (ii) the Existing SVB Indebtedness which is being paid from the proceeds of the Closing Date Notes.

9.8          Capital Expenditures; Operating Leases; Other Long Term Contracts and Lease Agreements.

(a)          The Borrower will not, and will not cause or permit any of its Subsidiaries to, make any Capital Expenditure if the sum of the aggregate amount of all Capital Expenditures of the Borrower and its Subsidiaries on a pro forma basis (calculated as if the Capital Expenditure in question was made on the last day of the most recently ended month) in the trailing twelve month period most recently ended on a combined basis exceeds $100,000; provided, however, that for calendar year 2019, the calculation shall be determined based on the actual amounts incurred on a year to date as of each quarter reporting period compared to the pro rata limit of the $100,000 annual limit.  For example, for the quarter ended June 30, 2018, the pro rata limit of the $100,000 shall be $50,000, such that if the actual expenditures are less than $50,000, then compliance shall be deemed satisfactory.

(b)          The Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into any new, or extend any existing, operating lease without the prior consent of the Collateral Agent.

(c)          Neither the Borrower nor any Subsidiary shall enter into any contract, including, but not limited to, any leases for real estate that are not considered operating leases, resulting in expenses to the Borrower or any of its Subsidiaries, individually or in the aggregate, in excess of $200,000 without the prior consent of the Collateral Agent, such consent not to be unreasonably withheld.

              9.9          Licenses; IP Grants and Funding.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, (i) grant any rights or Licenses to any IP Rights of the Borrower or its Subsidiaries other than non-exclusive rights or Licenses granted in the ordinary course of business or (ii) accept any grants or other funding from any Governmental Authority (including but not limited to the Israeli Ministry of Economy or the Israel Investment Center) or any public or private university, college, or other educational or research institution, for purposes of the development or creation of, or research in respect of, any IP Rights.

              9.10          Affiliates.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into any transaction or arrangement (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate, except for (i) transactions permitted by this Agreement, (ii) other transactions solely between Loan Parties to the extent not otherwise prohibited under this Agreement and (iii) transactions in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s operating business and upon fair and reasonable terms that are fully disclosed to the Purchasers and that are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, the foregoing shall not permit any Disposition by a Domestic Subsidiary to a Foreign Subsidiary.

              9.11          Permitted Hedging Arrangements.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into Hedging Agreements or become liable for liabilities arising from Hedging Agreements, other than Hedging Agreements in the ordinary course of business in a manner consistent with past practice as described on Schedule 9.11 and which Hedging Agreements are in the substantially the form attached hereto as Schedule 9.11, have been approved by the Board, do not grant a security interest in any of the assets of the Borrower or any of its Subsidiaries and the liabilities arising under such Hedging Agreements, in the aggregate, cannot exceed $500,000.

              9.12          Sale and Leaseback Transactions and Other Off-Balance Sheet Liabilities.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into or suffer to exist any (a) Sale and Leaseback Transaction or (b) any other transaction pursuant to which the Borrower or any Subsidiary incurs or has incurred Off-Balance Sheet Liabilities.

              9.13          Contingent Obligations.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, make or suffer to exist any Contingent Obligation (other than indemnities to officers and directors to the extent permitted by applicable law), except Contingent Obligations arising from the Collateral Documents, or existing on the Closing Date as permitted Indebtedness or permitted by Section 9.2.

9.14          Subsidiaries.

(a)          If the Borrower or any Subsidiary creates, forms or acquires any Subsidiary on or after the date of this Agreement, the Borrower will, and will cause such Subsidiaries to, contemporaneously with the creation, formation or acquisition of such new Subsidiary (or at such later time as the Collateral Agent may agree in writing), (i) grant to Collateral Agent a perfected first priority security interest in and Lien on all of the issued and outstanding Capital Stock of such Subsidiary, in order to secure the Obligations (except that, solely to the extent such pledge would result in material adverse tax consequences to the Borrower and its Subsidiaries, no pledge shall be made of (i) in excess of sixty-five percent (65%) of the voting Capital Stock (but 100% of the non-voting Capital Stock) of any first-tier Subsidiary that is a CFC or any CFC Holdco or (ii) any of the equity interest of any lower-tier Subsidiary that is a CFC, the parent of which is also a CFC) and (ii) cause such Subsidiary to join the Guaranty and Collateral Agreement and secure said Obligations as a “Grantor” under the Guaranty and Collateral Agreement with a perfected first priority security interest in and Lien on all of the accounts, Inventory, documents, instruments, chattel paper, general intangibles, goods, machinery, equipment, investment property, other tangible and intangible personal property, real property and other assets and the books and records of such Subsidiary (except that, with respect to property of a Domestic Subsidiary that constitutes voting Capital Stock in a CFC or a CFC Holdco, solely to the extent such pledge would result in material adverse tax consequences to the Borrower and its Subsidiaries, any such pledge, security interest or Lien shall be limited to sixty-five percent (65%) of the voting Capital Stock of such CFC or a CFC Holdco), all pursuant to the Guaranty and Collateral Agreement.  Notwithstanding the foregoing, neither the Borrower nor any Subsidiary shall create, form or acquire any Foreign Subsidiary without the express written consent of the Collateral Agent.

(b)          No Subsidiary shall at any time acquire any material assets or operations unless such Subsidiary shall have complied with the requirements of this Section 9.14 applicable to newly created, formed or acquired Subsidiaries.

              9.15          Real Property.  As soon as practicable after any permitted acquisition of real property or lease (as lessee), the Borrower will, and will cause each of its Subsidiaries to, deliver a perfected mortgage Lien in favor of the Collateral Agent on any acquired real property of the Borrower or Subsidiary, collateral assignment of lease and Collateral Access Agreement on any real property leased by the Borrower or Subsidiary, and such insurance policies, opinions of counsel and related documents as the Collateral Agent may reasonably request (all in form and substance acceptable to the Collateral Agent).

              9.16          Modifications of Charter Documents.  The Borrower will not permit, and will cause each of its Subsidiaries not to permit, such Person’s Charter Documents to be amended or modified in any way that could reasonably be expected to materially or adversely affect the interests of the Collateral Agent or the Purchasers.

              9.17          Fiscal Year.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, change its Fiscal Year so that it ends on other than the last day of December.

              9.18          Restrictive Agreements.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, become or be a party to any contract or agreement which impairs such Person’s ability to perform under this Agreement, or under any other Note Document.

              9.19          Use of Purchasers’ Names.  Neither the Borrower nor any Subsidiary shall use any Purchaser’s name in connection with any of its business operations.  Nothing herein contained is intended to permit or authorize the Borrower or its Subsidiaries to make any contract on behalf of any Purchaser.

              9.20          Financial Covenants.  The Loan Parties, on a consolidated basis, shall:

(a)          Positive Cash Flow.  Maintain at all times Positive Cash Flow for each fiscal quarter commencing with the fiscal quarter ended June 30, 2019.  The Borrower shall establish an operating plan before January 31, 2019 that results in Positive Cash Flow on a quarterly basis commencing with the fiscal quarter ended June 30, 2019, which operating plan shall be in form and substance satisfactory to the Collateral Agent.

(b)          Minimum EBITDA.  Maintain at all times EBITDA of at least a certain dollar amount to be agreed to by the Borrower and Collateral Agent (which dollar amount shall be proposed by the Borrower within five (5) days following the Closing Date and shall be subject to the approval of the Collateral Agent, such approval not to be unreasonably withheld), tested quarterly on a trailing quarter basis, commencing with the fourth quarter ended December 31, 2018 (which initial EBITDA report shall be provided by February 18, 2019 and each subsequent quarterly EBITDA report shall be provided within forty-five (45) days following the end of such quarter) .

(c)          Maximum Loss: Cash Flow from Operations.  Not permit cumulative cash flow from operation loss (which shall be consistent with a covenant model to be delivered by the Borrower to the Collateral Agent (the “Covenant Model”) prior to the Purchasers’ purchase of Additional Notes and which Covenant Model shall be subject to the Collateral Agent’s approval, such approval not to be unreasonably withheld) to exceed a certain dollar amount (which dollar amount shall be proposed by the Borrower within five (5) days following the Closing Date and shall be subject to the approval of the Collateral Agent, such approval not to be unreasonably withheld) in the aggregate from the date of the Borrower’s last audited financial statements through and including the Maturity Date.

(d)          Coverage Ratio.   Maintain at all times a Coverage Ratio to be agreed to by the Borrower and Collateral Agent (which Coverage Ratio shall be proposed by the Borrower within five (5) days following the Closing Date and shall be subject to the approval of the Collateral Agent, such approval not to be unreasonably withheld), which Coverage Ratio shall be tested monthly.  The Coverage Ratio shall be reported monthly by the Chief Financial Officer of the Borrower to the Collateral Agent, which report shall be in form and substance satisfactory to the Collateral Agent.  The Coverage Ratio reports for each month end shall be delivered as follows:

Month End:	Delivery Date:
October 2018	January 16, 2019
November 2018	January 30, 2019
December 2018	February 18, 2019
January 2019	March 8, 2019
February 2019	April 1, 2019
March 2019	May 15, 2019
Each subsequent month end	30 days following month end

(e)          Minimum Statutory Requirements.  Maintain at all times the minimum amount required to satisfy Statutory Liabilities of the Borrower and its Subsidiaries (the minimum amount required to satisfy Statutory Liabilities, and the amounts maintained by the Borrower, shall be updated on a monthly basis (beginning thirty (30) days following the date hereof) and certified by the Chief Financial Officer of the Borrower as of the beginning of each month, in a report that is satisfactory to the Collateral Agent).

(f)          Long-Term Deferred Revenue.  As of the last day of any month, permit long-term Deferred Revenue to exceed a certain dollar amount to be agreed to by the Borrower and Collateral Agent (which dollar amount shall be proposed by the Borrower within five (5) days following the Closing Date and shall be subject to the approval of the Collateral Agent, such approval not to be unreasonably withheld).  The monthly Deferred Revenue reports shall be delivered by the Chief Financial Officer of the Borrower to the Collateral Agent by the same delivery dates for the Coverage Ratio reports set forth above.

(g)          Adjusted Quick Ratio.  Maintain a ratio to be agreed to by the Borrower and Collateral Agent (which ratio shall be proposed by the Borrower within five (5) days following the Closing Date and shall be subject to the approval of the Collateral Agent, such approval not to be unreasonably withheld) of Quick Assets to current liabilities minus the current portion of Deferred Revenue, which shall be tested monthly.  The Quick Assets ratio reports shall be delivered by the Chief Financial Officer of the Borrower to the Collateral Agent by the same delivery dates for the Coverage Ratio reports set forth above.

              9.21          Management Fees; Board Fees.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, pay any management, advisory or other similar fee to any Person, except with respect to (a) payment of reasonable compensation to officers, employees, and Affiliates for actual services rendered to the Loan Parties and their Subsidiaries and reimbursement of actual out-of-pocket expenses, in all cases, in the ordinary course of business, (b) payment of reasonable directors’ fees in an aggregate amount of cash compensation not to exceed $25,000 per director, per calendar year, and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director and committee meetings and (c) with respect to the Borrower’s 2019 fiscal year, payments specifically authorized and approved under the Board approved budget which has been provided to the Collateral Agent and the Purchasers.

              9.22          Deposit Accounts.  Unless consented to in advance in writing by the Purchasers, the Borrower and its Subsidiaries shall not: (i) establish or maintain any deposit account or securities account that is not subject to a Deposit Account Control Agreement in favor of the Collateral Agent, (ii) deposit any payment items or the proceeds of any Note into a deposit account or securities account that is not subject to Deposit Account Control Agreement in favor of Collateral Agent or (iii) close or modify the terms governing any existing deposit account in a manner adverse to the Purchasers; provided, however, that the foregoing shall not apply to any Excluded Account.

              9.23          Modifications of the Convertible Note Documents. The Borrower shall not directly or indirectly consent to (or suffer to exist) any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in the Convertible Note Documents or any loan documents or other agreements entered into in connection therewith, unless such modifications are expressly agreed to by the Collateral Agent.

9.24          No Negative Pledges.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, (a) create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or Subsidiary to pay dividends or make any other distribution on any of such Loan Party’s or Subsidiary’s Capital Stock or to pay fees or make other payments and distributions to the Borrower or any other Loan Party, or to make loans or advances to the Borrower, or to transfer any of the properties or assets of such Subsidiary to the Borrower, or (b) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Collateral Agent, whether now owned or hereafter acquired; provided that the foregoing in this Section 9.24 shall not apply to restrictions and conditions (i) imposed by Requirements of Law, (ii) imposed by the Loan Documents or the Convertible Note Agreement (or any related document), (iii) existing on the date hereof and identified on Schedule 9.24 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iv) to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted by the terms of this Agreement; provided further that clause (b) of the foregoing shall not apply to (i) restrictions or conditions imposed by any agreement relating to secured Indebtedness (including Capital Lease Obligations) permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (ii) customary provisions in leases restricting the assignment thereof.

9.25          No Revenue Acceleration.  The Loan Parties and their Subsidiaries shall not, without the prior written consent of the Collateral Agent, provide any incentive to accelerate or otherwise accelerate any payments which were not currently due under any maintenance agreement, service agreement, statement of work, master service agreement, hardware agreement, hosted service agreement, license agreement or other Contract.  The Loan Parties and their Subsidiaries shall use their commercially reasonable efforts to bill multi-year software Contracts annually and shall report quarterly comparing total software billings to billings ACV for software license and maintenance revenue.

9.26          Passive Foreign Investment Company.  No Loan Party shall become “passive foreign investment company,” as defined in Section 1297 of the Code.

9.27          Issuances of Equity.  No Subsidiary of the Borrower, or the direct parent of such Subsidiary, shall issue or sell Capital Stock in such Subsidiary.

Article 10
EVENTS OF DEFAULT

              10.1          Events of Default.  An “Event of Default” shall occur hereunder upon:

(a)          Failure of the Borrower to pay the principal of any Note (or any installment thereof) as and when due (whether at scheduled maturity, the installment date, upon acceleration or otherwise), or failure of the Borrower to pay within two (2) Business Days after the same shall become due (i) any interest upon any Note, (ii) any fees or any other Indebtedness or Obligations to the Purchasers or (iii) any other obligations under any of the Note Documents.

(b)          Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to any Purchaser under or in connection with this Agreement, the Notes or any other Note Document or any certificate or information delivered in connection with any of the foregoing shall be materially false when made.

(c)          Failure of the Borrower or any of its Subsidiaries to comply with any term, covenant, or provision contained in Sections 8.1(a), 8.1(b), 8.1(c), 8.1(d), 8.1(g), 8.1(r),  8.2, 8.3, 8.4, 8.7, 8.8, 8.9(b), 8.11, 8.18(e), 8.21, 8.22 or Article 9 of this Agreement.

(d)          Failure of the Borrower or any of its Subsidiaries to perform or observe any other term, covenant or provision contained in this Agreement (other than those specified elsewhere in this Section 10.1) or any other Note Document and any such failure shall remain unremedied for thirty (30) days after occurrence.

(e)          (i) Failure of the Borrower or any of its Subsidiaries to pay when due or within any applicable grace period therefor any payments under any Indebtedness (including the Convertible Note Debt) in excess of $250,000 (other than the Obligations) or (ii) the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any other term, provision or condition contained in any agreement, contract or instrument under which any such Indebtedness (including the Convertible Note Debt) was created or is governed, the effect of which default is to cause, or to permit the holder or holders of such other Indebtedness (including the Convertible Note Debt) to cause, such Indebtedness to become due prior to its stated maturity, or (iii) any other event shall occur or condition exist, the effect of which event or condition is to cause, or to permit the holder or holders of such other Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or (iv) any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or (v) the Borrower or any of its Subsidiaries shall admit in writing its inability to pay its debts generally as they become due.

(f)          The Borrower or any Subsidiary shall (i) file or consent to the entry of an order for relief with respect to it under any federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (iv) institute any proceeding seeking an order for relief under any federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law as now or hereafter in effect seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any such law relating to bankruptcy, insolvency or reorganization or relief of debtors, fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it or file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (v) dissolve, wind up or liquidate, (vi) take any corporate, organizational or similar action to authorize or effect any of the foregoing actions set forth in this Section 10.1(f), or (vii) fail to contest in good faith any appointment or proceeding described in Section 10.1(g).

(g)          Without the application, approval or consent of the Borrower or any Subsidiary, as applicable, a receiver, trustee, examiner, liquidator or similar official shall be appointed for such Loan Party or any substantial part of its Property, or a proceeding described in Section 10.1(f) shall be instituted against such Loan Party and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of forty-five (45) consecutive days.

(h)          Any court, government, or Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of, all or any material portion of the Property of the Borrower or any Subsidiary.

(i)          The Borrower or any Subsidiary shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money aggregating in excess of $100,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

(j)          The occurrence of a Reportable Event with respect to any Plan; the filing of a notice of intent to terminate a Plan by the Borrower, any ERISA Affiliate or any Subsidiary, the institution of proceedings to terminate a Plan by the PBGC or any other Person; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by the Borrower, any ERISA Affiliate or any Subsidiary of the Borrower from any Multiemployer Plan; the incurrence of any material increase in the contingent liability of the Borrower or any of its Subsidiaries with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and its beneficiaries; or the Unfunded Liabilities of all Single Employer Plans shall exceed (in the aggregate) $100,000, in each such case which, either individually or in the aggregate, would be reasonably expected to result in liability to any Loan Party in excess of $100,000.

(k)          The institution by the Borrower, any ERISA Affiliate or any Subsidiary of steps to terminate any Plan if, in order to effectuate such termination, the Borrower, such ERISA Affiliate or such Subsidiary, as the case may be, would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $100,000, or the institution by the PBGC of steps to terminate any Plan, which would reasonably be expected to result in material liability to any Loan Party.

(l)          The Borrower or any Subsidiary shall (i) be the subject of any proceeding pertaining to the release by the Borrower, any such Subsidiary or any other Person of any Hazardous Material into the environment, or (ii) violate any Environmental Law, which, in either case could reasonably be expected to have a Material Adverse Effect.

(m)          [reserved]

(n)          Any Collateral Document shall for any reason fail to create a valid and perfected first priority (subject to any Permitted Liens) security interest in any collateral purported to be covered thereby with a value in excess of $50,000, individually or in the aggregate, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

(o)          The occurrence of a Change of Control in which all Obligations (as accounted for by the Collateral Agent) are not indefeasibly repaid in full in cash simultaneously with or prior to the consummation of the Change of Control or the indemnification obligations of the Loan Parties do not continue to be fulfilled following the consummation of such Change of Control.

(p)          The occurrence of a Material Adverse Effect.

(q)          Any subordination or intercreditor agreement relating to any other Indebtedness of any Loan Party subordinated to the Obligations, or any subordination provisions of any note or other document running to the benefit of the Collateral Agent or Purchasers in respect of such Indebtedness, shall cease for any reason to be in full force and effect or any Loan Party or any of their Subsidiaries shall so assert in writing.

(r)          Borrower’s SEC reporting obligations under the Securities Exchange Act of 1934, as amended, are terminated or Borrower’s Capital Stock are delisted from The Nasdaq Stock Market and not listed on any other national stock exchange (for the avoidance of doubt a “national stock exchange” shall not include OTC Bulletin Board or any other similar over the counter exchange).

(s)          Any Loan Party or any Subsidiary shall be enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business.

(t)          Any Loan Party, any of its Subsidiaries, or any member of the Senior Management thereof shall be indicted for, convicted of or found culpable of a felony under applicable Law that would reasonably be expected to (i) impair (A) the ability of the Loan Parties to operate their business, (B) any Note Document, or (C) any rights or remedies of the Collateral Agent or any Purchaser under any Note Document, or (ii) result in a material declination in value of the Collateral.  Any member of the Senior Management of the Loan Parties shall be indicted, convicted or found culpable for a felony under applicable Law involving fraud, financial misconduct, theft, dishonesty, embezzlement, breach of fiduciary duty or other conduct reasonably likely to have an adverse effect on such Person’s ability to perform duties as a senior executive of a public company.

(u)          There shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, expropriation, act of God or public enemy, or other casualty, which in any such case causes the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect.

(v)          Except as otherwise expressly permitted hereunder, any Loan Party shall (i) take any action, or shall make a determination, whether or not yet formally approved by any Loan Party’s management or board of directors (or equivalent governing body), to (A) suspend the operation of all or a material portion of its business in the ordinary course, (B) suspend the payment of any material obligations in the ordinary course or suspend the performance of any material obligations in the ordinary course or suspend the performance under the Material Contracts in the ordinary course of business, or (C) solicit proposals for the employment of, or employ, an agent or other third party to conduct a wind-down of any material portion of its business or (ii) be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any part of their business unless such order would not have a Material Adverse Effect.

(w)          There shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect, unless being contested in good faith and by appropriate proceedings and for which the Loan Parties have set aside on their books reasonably adequate provisions therefor.

(x)          The failure of Borrower to have a Chief Executive Officer.

              10.2          Acceleration.  If an Event of Default occurs and is continuing under Section 10.1(f), or (g) or clause (v) of Section 10.1(e), then the outstanding principal of and interest on the Notes shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived.  If any other Event of Default occurs and is continuing, the Required Purchasers, by written notice to the Borrower, may declare the principal of and interest on the Notes to be due and payable immediately.  Upon any such declaration of acceleration, such principal and interest shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and the Collateral Agent (acting at the direction of the Required Purchasers) shall be entitled to exercise all of its rights and remedies hereunder and under such Note or any other Note Document whether at law or in equity.

              10.3          Set-Off.  Upon the occurrence and during the continuation of an Event of Default, in addition to all other rights and remedies that may then be available to any Purchaser of any Note, each Purchaser of any Note and the Collateral Agent is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) to set off and apply any and all Indebtedness at any time owing by such Purchaser or the Collateral Agent to or for the credit or the account of the Borrower or any of its Subsidiaries against all amounts which may be owed to such Purchaser or the Collateral Agent by the Borrower or any of its Subsidiaries in connection with this Agreement or any other Note Document. If any Purchaser of the Notes shall obtain from the Borrower payment of any principal of or interest on any Note held by it or payment of any other amount under this Agreement or such Note held by it or any other Note Document through the exercise of any right of set-off, and, as a result of such payment, such Purchaser shall have received a greater percentage of the principal, interest or other amounts then due to such Purchaser under the Note Documents than the percentage received by any other Purchaser, it shall promptly make such adjustments (including without limitation purchasing risk participations) with such other Purchaser from time to time as shall be equitable, to the end that all the Purchasers of the Notes shall share the benefit of such excess payment (net of any expenses which may be incurred by such Purchaser in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Notes or other amounts (as the case may be) owing to each of the Purchasers of the Notes.  To such end, all Purchasers of the Notes shall make appropriate adjustments among themselves if such payment is rescinded or must otherwise be restored.  Any Purchaser of the Notes taking action under this Section 10.3 shall promptly provide notice to the Borrower of any such action taken; provided that the failure of such Purchaser to provide such notice shall not prejudice its rights hereunder.

              10.4          Suits for Enforcement.  In case any one or more Events of Default described in Section 10.1 shall have occurred and be continuing, unless such Events of Default shall have been waived, the Purchaser of each Note with respect to which any such Event of Default has occurred may proceed to protect and enforce its rights under this Article 10 by suit in equity or action at law.  It is agreed that in the event of any such action, or any action between the Purchasers of the Notes and the Borrower (including its officers and agents) in connection with a breach or enforcement of this Agreement, the Purchasers of the Notes shall be entitled to receive all reasonable and documented out-of-pocket fees, costs and expenses incurred, including without limitation such fees and expenses of outside counsel (whether or not litigation is commenced) and fees, costs and expenses of appeals.

              10.5          License.  The Borrower and its Subsidiaries hereby grant to the Collateral Agent a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property rights of the Borrower or Subsidiary for the purpose of: (a) completing the manufacture of any in-process materials following any Event of Default so that such materials become saleable inventory, all in accordance with the same quality standards previously adopted by the Borrower or Subsidiary for its own manufacturing; and (b) selling, leasing. licensing or otherwise disposing of any or all collateral following any Event of Default.

Article 11
INDEMNIFICATION

              11.1          Indemnification.  In addition to all other sums due hereunder or provided for in this Agreement, the Borrower shall indemnify and hold harmless each Purchaser, the Collateral Agent, each of its respective Affiliates and each of its respective managers, officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all reasonable and documented out-of-pocket losses, claims, damages, expenses (including, without limitation, fees, disbursements and other charges of outside counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Borrower (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities or losses (collectively, “Liabilities”), in each case resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Borrower or any of its Subsidiaries in this Agreement or any other Note Document, including without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement or any other Note Document, on the due date thereof (whether at the scheduled maturity, on the applicable installment date, by acceleration or otherwise) or any legal, administrative or other actions (including, without limitation, actions brought by any holders of equity or Indebtedness of the Borrower or any of its Subsidiaries or derivative actions brought by any Person claiming through or in the Borrower’s or any such Subsidiary’s name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Note Documents, the transactions contemplated thereby, or any Indemnified Party’s role therein or in the transactions contemplated thereby, or the gross negligence or willful misconduct of the Borrower or any of its Affiliates and its respective directors, officers, and employees; provided, however, that the Borrower shall not be liable under this Section 11.1 to an Indemnified Party to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct or gross negligence of an Indemnified Party; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Borrower shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under Applicable Laws.  In connection with the obligation of the Borrower to indemnify for expenses as set forth above, the Borrower further agrees, upon presentation of appropriate invoices, to reimburse each Indemnified Party for all such reasonable and documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of outside counsel and costs of investigation incurred by an Indemnified Party in connection with any Liabilities) as they are incurred by such Indemnified Party.  The obligations of the Borrower under this Section 11.1 shall survive the payment in full of the other Obligations and the termination of this Agreement.

              11.2          Procedure; Notification.  Each Indemnified Party under this Article 11 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Borrower under this Article 11, notify the Borrower in writing of the commencement thereof.  The omission of any Indemnified Party to so notify the Borrower of any such action shall not relieve the Borrower from any liability which it may have to such Indemnified Party, except to the extent that such omission impairs the Borrower’s ability to defend the action, claim or other proceeding.  In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Borrower of the commencement thereof, the Borrower shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its judgment; provided that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense.  Notwithstanding the foregoing, in any action, claim or proceeding in which the Borrower, on the one hand, and an Indemnified Party, on the other hand, is, or may become, a party, such Indemnified Party shall have the right to employ separate counsel at the Borrower’s expense and to control its own defense of such action, claim or proceeding if, in the opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Borrower, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Borrower agrees that it will not, without the prior written consent of the Required Purchasers, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchaser and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

Article 12
MISCELLANEOUS

              12.1          Survival of Representations and Warranties.  All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any Purchaser, acceptance of the Notes and payment therefor, or termination of this Agreement.  Except as otherwise expressly provided by its terms, this Agreement and each other Note Document shall terminate and be of no further force and effect on the earlier of (a) the date on which the Obligations (other than contingent indemnification obligations for which no claim has been made) have been satisfied in full in cash, as set forth in writing by the Purchasers, and (b) such time as the parties hereto mutually agree to the termination thereof.

              12.2          Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, or email (with receipt confirmed), courier service or personal delivery:

(a)          if to Collateral Agent:

HCP-FVE, LLC
c/o Hale Capital Partners, LP
17 State Street, Suite 3230
New York, NY 10004
Email: martin@halefunds.com
Telephone:          (212) 751-8807
Fax: (212) 751-1201
Attention: Martin M. Hale, Jr.

With a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.
401 E. Las Olas Blvd, Suite 2000
Fort Lauderdale, FL 33301
Email: hoffmanma@gtlaw.com
Telephone:          (954) 768-8203
Attention: Mathew B. Hoffman

(b)          if to the Purchasers:

HCP-FVE, LLC
c/o Hale Capital Partners, LP
17 State Street, Suite 3230
New York, NY 10004
Email: martin@halefunds.com
Telephone:          (212) 751-8807
Fax: (212) 751-1201
Attention: Martin M. Hale, Jr.

With a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.
401 E. Las Olas Blvd, Suite 2000
Fort Lauderdale, FL 33301
Email: hoffmanma@gtlaw.com
Telephone:          (954) 768-8203
Attention: Mathew B. Hoffman

(c)          if to the Borrower or any Subsidiary:

Top Image Systems Ltd.
2 Ben Gurion Street
Ramat Gan, 5257334 Israel
Email:
Telephone:
Attention:

With a copy (which shall not constitute notice) to:

Schwell Wimpfheimer & Associates
1430 Broadway, Suite 1615
New York, NY 10018 USA
Email: Dov.Schwell@swalegal.com
Telephone:
Attention: Dov Schwell

All such notices and communications shall be deemed to have been duly given: if personally delivered, when delivered by hand; if mailed, five (5) Business Days after being deposited in the mail, postage prepaid; if delivered by courier, one (1) Business Day after being deposited with a reputable overnight courier, with charges prepaid; if faxed, upon confirmation as successfully sent by the sender’s fax machine; or if emailed, when receipt is acknowledged.

              12.3          Successors and Assigns.

(a)          This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  Subject to applicable securities laws, each Purchaser may, with the consent of the Collateral Agent and upon notice to, but without the consent of the Borrower, transfer the Notes held by it in whole or in part and may assign its rights under the Note Documents to one or more assignees; provided that any such transfer or assignment by a Purchaser to one or more of its Affiliates or Approved Funds may be made at any time without requiring the consent of the Required Purchasers or any other Person.  In addition, each Purchaser may at any time, without the consent of, or notice to, the Borrower sell participations to any Person in all or a portion of such Purchaser’s rights and/or obligations under this Agreement and the other Note Documents; provided that such Purchaser’s obligations under this Agreement and the other Note Documents shall remain unchanged, and the Borrower shall continue to deal solely and directly with such Purchaser, as the case may be, in connection with the provisions of this Agreement and the other Note Documents.  Notwithstanding anything herein to the contrary, no assignments may be made to, and no participations may be sold to, a Loan Party. Notwithstanding anything herein to the contrary, any Purchaser may, at any time, create a security interest in, pledge or assign, all or any portion of its rights under and interest in the Note Documents and the Notes in favor of any secured creditor of such Purchaser, and such secured creditor may enforce such pledge or security interest in any manner permitted under Applicable Law.  Neither the Borrower nor any Subsidiary may assign any of its rights, or delegate any of its obligations, under this Agreement, the Notes without the prior written consent of the Required Purchasers, and any such purported assignment by the Borrower or any such Subsidiary without the written consent of the Required Purchasers shall be void and of no effect.  Except as provided in Article 11, no Person other than the parties hereto and its successors and permitted assigns is intended to be a beneficiary of any of the Note Documents.

(b)          The Borrower shall maintain at one of its offices in the United States a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Purchasers, and the commitments of, and principal amounts (and stated interest) of the Notes owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice.

(c)          Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Notes or other obligations under the Note Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.4          Amendment and Waiver.

(a)          No failure or delay on the part of any of the parties hereto in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.  The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)          Any amendment, waiver, supplement or modification of or to any provision of this Agreement or the Notes and any consent to any departure by any party from the terms of any provision of this Agreement or the Notes, shall be effective (i) only if it is made or given in writing and signed by the Borrower and the Required Purchasers and (ii) only in the specific instance and for the specific purpose for which made or given; provided that, notwithstanding the foregoing, without the prior written consent of the Purchaser affected thereby, an amendment, waiver, supplement or modification of this Agreement, the Notes or any consent to departure from a term or provision hereof or thereof may not: (A) reduce the rate of or extend the time for payment of principal or interest on the Notes; (B) reduce the principal amount of the Notes; (C) make the Notes payable in money other than that stated in the Notes; (D) reduce the amount or extend the time of payment of fees or other compensation payable to the Purchasers hereunder; or (E) change any provision of this Section 12.4(b) or the definition of “Required Purchasers” or any other provision specifying the number or percentage of Purchasers required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder.

(c)          Except where notice is specifically required by this Agreement, no notice to or demand on the Borrower or any of its Subsidiaries in any case shall entitle the Borrower or any of its Subsidiaries to any other or further notice or demand in similar or other circumstances.

              12.5          Signatures; Counterparts.  Facsimile and electronic transmissions of any executed original document and/or retransmission of any executed facsimile or electronic transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

              12.6          Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

              12.7          GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

12.8          JURISDICTION, JURY TRIAL WAIVER, ETC.

(a)          EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR ANY APPELLATE COURT FROM ANY THEREOF, AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 12.2, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.  NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, NOTHING IN THIS AGREEMENT SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT TO BRING ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY NOTE DOCUMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY JURISDICTION IN WHICH ANY COLLATERAL IS LOCATED.

(b)          TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER NOTE DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH OF THE LOAN PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PURCHASERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT THE PURCHASERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER NOTE DOCUMENTS TO WHICH IT IS PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

              12.9          Severability.  If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement.  The parties hereto further agree to replace such invalid, illegal, or unenforceable provision of this Agreement with a valid, legal, and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal, or unenforceable provision.

              12.10          Rules of Construction.  Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

              12.11          Entire Agreement.  This Agreement, together with the exhibits and schedules hereto and the other Note Documents, is intended by the parties as a final expression of its agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the exhibits and schedules hereto, and the other Note Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

              12.12          Certain Expenses.  The Borrower will pay all expenses of the Purchasers and the Collateral Agent (including, without limitation, fees, charges and disbursements of outside counsel and travel expenses) in connection with (a) any administration, enforcement, amendment, supplement, modification or waiver of or to any provision of this Agreement or any of the other Note Documents or any documents relating thereto (including, without limitation, a response to a request by the Borrower or any of its Subsidiaries for the consent of such Purchaser or Collateral Agent to any action otherwise prohibited hereunder or thereunder), (b) consent to any departure from the terms of any provision of this Agreement or such other documents and (c) any redemption of the Notes. In addition, the Borrower shall reimburse the Collateral Agent on a monthly basis for the cost of an operating adviser to assist with the performance of the Borrower’s operations, which reimbursement shall be based on an hourly rate of $240 and subject to a maximum of twelve (12) hours per week (unless otherwise agreed by the Borrower and the Collateral Agent).  The services of the operating adviser shall commence on the Closing Date.  The obligations of the Borrower under this Section 12.12 shall survive the payment in full of the other Obligations and the termination of this Agreement.

              12.13          Publicity.  Except as may be required by Applicable Law or otherwise expressly provided herein, none of the parties hereto shall issue a public release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto, provided, however, that the Purchasers may, without the approval of the Borrower, issue a press release and may publish and distribute one or more tombstone or other announcements of the closing of the transactions contemplated hereby using the Borrower’s name, product photographs, logo or trademark. In addition to the foregoing, each Purchaser is hereby authorized to deliver a copy of any financial statement or other information made available by the Borrower or its Subsidiaries in connection herewith to any regulatory authority having jurisdiction over such Purchaser, pursuant to any request therefore and, subject to Section 12.17,  may further divulge to any assignee or purchaser of any portion of the Notes (or any participation therein) or any prospective assignee or purchaser of any portion of the Notes (or any participation therein), all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

              12.14          Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be required or desirable to carry out or to perform the provisions of this Agreement, including without limitation, any post-closing assignment(s) by any Purchaser of a portion of the Notes to a Person not currently a party hereto, subject to the limitations set forth herein.

              12.15          No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Note Documents.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Note Document, this Agreement or such other Note Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Note Document.  No knowledge of, or investigation, including without limitation, due diligence investigation, conducted by, or on behalf of, the Purchaser or any other Purchaser shall limit, modify or affect the representations set forth in Article 6 of this Agreement or the right of any Purchaser to rely thereon.

              12.16          Conflict Waiver.  The Borrower acknowledges and agrees that Greenberg Traurig, P.A. (“GT”) has acted as counsel to the Collateral Agent, the Purchasers and their Affiliates in connection with (i) the negotiation, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (ii) the negotiation, delivery and performance of the Convertible Note Documents and the transactions contemplated thereby (collectively, the “Specific Matters”). The Borrower hereby consents and agrees to, and agrees to cause its Subsidiaries to consent and agree to, GT representing the Collateral Agent, the Purchasers and their Affiliates in respect of the Specific Matters, including with respect to disputes in which the interests of the Collateral Agent, any Purchaser or any of their Affiliates may be directly adverse to the Borrower and its Subsidiaries, and even though GT may have represented the Borrower and its Subsidiaries in other matters. In connection with the foregoing, the Borrower hereby irrevocably waives and agrees not to assert, and agrees to cause its Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with: (i) GT’s representation of the Borrower or its Subsidiaries on other matters; and (ii) GT’s representation of the Collateral Agent, the Purchasers and their Affiliates prior to and after the date hereof in respect of the Specific Matters, including with respect to disputes in which the interests of the Collateral Agent, the Purchasers or any of their Affiliates may be directly adverse to the Borrower and its Subsidiaries.  GT is an express third party beneficiary of this Section 12.16.

              12.17          Confidential Information. Each Purchaser agrees to use commercially reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Note Document, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to any investment committee of such Purchaser that is advised of the confidential nature of such information and is instructed to keep such information confidential in accordance with the terms hereof, (iii) to Persons employed or engaged by Collateral Agent or such Purchaser or such Purchaser’s Affiliates or Approved Funds in evaluating, approving, structuring or administering the Notes, (iv) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 12.17 or (B) available to such Purchaser from a source (other than any Loan Party) not known by such Purchaser to be subject to disclosure restrictions, (v) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority or any insurance industry association, (vi) to any other party hereto, (vii) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 12.17 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (iii) above), (viii) in connection with the exercise or enforcement of any right or remedy under any Note Document or in connection with any litigation or other proceeding to which Purchaser is a party or bound, (ix) to any nationally recognized rating agency that requires access to information about a Purchaser’s investment portfolio in connection with ratings issued with respect to such Purchaser, (x) to any of the Purchaser’s independent auditors and other professional advisors as to which such information has been identified as confidential. In the event of any conflict between the terms of this Section 12.17 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Note Document), the terms of this Section 12.17 shall govern

Article 13
COLLATERAL AGENT

              13.1          Appointment of Agent; No Effect on Borrower’s Obligations.  Hale Capital is hereby appointed by each Purchaser and its successors and assigns as Collateral Agent hereunder and under the other Note Documents and each Purchaser hereby authorizes Hale Capital to act as Collateral Agent in accordance with the terms hereof and the other Note Documents.  Collateral Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Note Documents, as applicable.  The provisions of this Article 13 are solely for the benefit of Collateral Agent and each Purchaser, and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof.  Each Purchaser shall ratably, in accordance with the aggregate outstanding principal amount of the Notes held by it, indemnify the Collateral Agent (to the extent not reimbursed by the Loan Parties) against any cost, expense (including outside counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Collateral Agent’s gross negligence or willful misconduct) that the Collateral Agent may suffer or incur in connection with the Note Documents or any action taken or omitted by the Collateral Agent hereunder or thereunder.  The obligations of the Purchasers under this Section 13.1 shall survive the payment in full of the Obligations and the termination of this Agreement.  This Article 13 sets forth the rights and obligations solely as between the Collateral Agent and the Purchasers, and nothing in this Article 13 creates any rights for any Loan Party or releases the Borrower from its obligations under this Agreement, including without limitation the obligation of any Loan Party to reimburse any Purchaser for any payment made by such Purchaser to Collateral Agent under this Section 13.1 on any Loan Party’s behalf.

              13.2          Powers and Duties.  Each Purchaser irrevocably authorizes Collateral Agent to take such action on such Purchaser’s behalf and to exercise such powers, rights, and remedies hereunder and under the other Note Documents as are specifically delegated or granted to Collateral Agent by the terms hereof and thereof, together with such powers, rights, and remedies as are incidental thereto.  Each Purchaser hereby further irrevocably authorizes Collateral Agent to act as the secured party under each of the Collateral Documents.  Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or expert.  Collateral Agent may accept payments of principal, interest, fees and expenses due under the Note Documents from the deposits from any Loan Party on the account or benefit for any Purchaser.

13.3          Collateral Matters.

(a)          Each Purchaser authorizes and directs the Collateral Agent to enter into the Collateral Documents for the benefit of the Purchasers.  Each Purchaser hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Purchasers or all of the Purchasers or the Collateral Agent at the discretion of the Required Purchasers or all of the Purchasers, as applicable, in accordance with the provisions of this Agreement or the other Note Documents, and the exercise by the Required Purchasers, all of the Purchasers, or the Collateral Agent, as applicable, of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Purchasers. The Collateral Agent is hereby authorized on behalf of all of the Purchasers, without the necessity of any notice to or further consent from any Purchaser, from time to time, to take any action with respect to any Collateral or Note Document which may be necessary or appropriate to perfect and maintain perfected the Liens granted pursuant to the Collateral Documents.

(b)          The Purchasers hereby authorize the Collateral Agent, at the election and on the instruction of the Required Purchasers (i) to, in accordance with the terms of (and at the times specified in) the Collateral Documents, release (x) any Lien granted to or held by the Collateral Agent upon any collateral in accordance with the terms of the Collateral Documents, and (y) any Guarantor from its obligations under the Guaranty and Collateral Agreement; and (ii) to subordinate or release any Lien on any collateral granted to or held by the Collateral Agent under any Collateral Document to the holder of any Permitted Lien described in Sections 9.6(g). Upon request by the Collateral Agent at any time, the Purchasers will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of collateral, or to release any Guarantor from any guaranty, in each case, as permitted pursuant to this Section 13.3(b).

(c)          The Collateral Agent shall have no obligation whatsoever to the Purchasers or to any other Person to assure that any collateral exists or is owned by the Borrower or any Subsidiary thereof or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant to the Note Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 13.3 or in any of the Note Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in any collateral as one of the Purchasers and that the Collateral Agent shall have no duty or liability whatsoever to the Purchasers, except for its gross negligence or willful misconduct. Neither the Collateral Agent nor any of its directors, officers, partners, managers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Note Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements specified in any Note Document; (iii) the satisfaction of any condition specified in any Note Document, except receipt of items required to be delivered to the Collateral Agent; (iv) the validity, effectiveness, sufficiency or genuineness of any Note Document or any other instrument or writing furnished in connection therewith; (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Loan Party.  Each Purchaser acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Purchaser, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Purchaser also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Note Documents.

              13.4          Actions with Respect to Defaults.  The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to Defaults in the payment of principal, interest and fees required to be paid to the Collateral Agent for the account of Purchasers, unless the Collateral Agent shall have received written notice from a Purchaser or a Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  The Collateral Agent will notify each Purchaser of its receipt of any such notice.  In addition to the Collateral Agent’s right to take actions on its own accord as permitted under this Agreement, the Collateral Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Purchasers or all of the Purchasers, as the case may be, provided that the Collateral Agent shall not be required to take any action which in the Collateral Agent’s opinion would expose the Collateral Agent or its Affiliates to liability, and provided, further, that until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such ministerial action, or refrain from taking such ministerial action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Purchasers. The Collateral Agent may at any time request instructions from the Purchasers with respect to any actions or approvals which by the terms of this Agreement or of any of the Note Documents the Collateral Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the Collateral Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Note Documents until it shall have received such instructions from the Required Purchasers. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against the Collateral Agent solely as a result of the Collateral Agent acting or refraining from acting under this Agreement, except with respect to its gross negligence or willful misconduct.

              13.5          Successor Collateral Agent.  The Collateral Agent may at any time give notice of its resignation to the Purchasers and the Borrower.  Upon receipt of any such notice of resignation, the Required Purchasers shall have the right to appoint a successor Collateral Agent.  If no such successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent gives notice of its resignation, then (a) the resignation of the Collateral Agent shall become effective on such 30th day, (b) the Required Purchasers shall perform the duties of the Collateral Agent under the Note Documents until the Required Purchasers appoint a successor Collateral Agent, (c) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Note Documents and (d) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Purchaser directly, until such time as the Required Purchasers appoint a successor the Collateral Agent as provided for in this Section 13.5.  Upon the acceptance of a successor’s appointment as the Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder and under the other Note Documents (if not already discharged therefrom as provided herein).  After the retiring Collateral Agent’s resignation hereunder and under the other Note Documents, the provisions of this Article 13 shall continue in effect for the benefit of such retiring Collateral Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting or was continuing to act as the Collateral Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by its respective officers hereunto duly authorized as of the date first written.

BORROWER:

TOP IMAGE SYSTEMS, LTD.

By:  /s/ Brendan Reidy
Name: Brendan Reidy
Its: CEO

GUARANTORS:

T.I.S. AMERICA, INC.

By:  /s/ Brendan Reidy
Name: Brendan Reidy
Its: CEO

TIS AMERICAS, INC.

By:  /s/ Brendan Reidy
Name: Brendan Reidy
Its: CEO

TOP IMAGE SYSTEMS UK LIMITED

By:  /s/ Brendan Reidy
Name: Brendan Reidy
Its: Director

GUARANTORS (cont):

TOP IMAGE SYSTEMS DEUTSCHLAND GMBH

By:  /s/ Brendan Reidy
Name: Brendan Reidy
Its: Managing Director

TOP IMAGE SYSTEMS (2007) UK LTD.

By:  /s/ Brendan Reidy
Name: Brendan Reidy
Its: Director

TOP IMAGE SYSTEMS JAPAN LTD.

By:  /s/ Brendan Reidy
Name: Brendan Reidy
Its: Director

TOP IMAGE SYSTEMS (ASIA PACIFIC) PTE LTD.

By:  /s/ Brendan Reidy
Name:Brendan Reidy
Its: Director

GUARANTORS (cont): TOP IMAGE SYSTEMS (SINGAPORE) PTE LTD. By: /s/ Brendan Reidy Name: Brendan Reidy Its: Director ASIASOFT SHANGHAI CO LTD By: /s/ Brendan Reidy Name: Brendan Reidy Its: Director

PURCHASER AND COLLATERAL AGENT: HCP FVE, LLC, in its capacity as Collateral Agent and as a Purchaser By: HALE CAPITAL PARTNERS, LP Its: Sole Member By: /s/ Martin Hale Name: Martin Hale Its: